UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2016

To the Shareholders of Perry Ellis International, Inc.:

The 2016 Annual Meeting of Shareholders (including any adjournments, postponements, continuations or reschedulings thereof, the “2016 Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 a.m., Eastern Daylight Time, on June 9, 2016 for the following purposes:

1.	To elect as directors of the Company the three nominees named in this proxy statement, each to serve until the 2019 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended January 30, 2016, as disclosed in this proxy statement;

3.	To approve the Company’s 2016 Management Incentive Compensation Plan;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017;

5.	To vote upon the amendments to Article IV and Article VII of the Company’s Fourth Restated Articles of Incorporation regarding advance notice of nominations and proposals;

6.	To vote upon the amendment to Article VI of the Company’s Fourth Restated Articles of Incorporation to eliminate the classification of the Board of Directors; and

7.	To transact such other business as may properly come before the 2016 Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 28, 2016 as the record date for determining those shareholders entitled to notice of, and to vote at, the 2016 Annual Meeting.

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States. In addition to voting by mailing in your proxy card, you may vote by Internet or telephone. The instructions for voting by Internet or telephone are provided on your proxy card or voting instruction form.

Please read the attached proxy statement, as it contains important information you need to know to vote at the 2016 Annual Meeting.

By order of the Board of Directors,
/s/ Cory Shade
Cory Shade,
EVP, General Counsel and Secretary

Miami, Florida

[April     , 2016]

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE 2016 ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE 2016 ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to Be Held on June 9, 2016

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2016

TIME, DATE AND PLACE OF ANNUAL MEETING	1

PURPOSES OF THE 2016 ANNUAL MEETING	1

GENERAL INFORMATION	2

PROPOSAL 1 – ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17

DIRECTOR COMPENSATION	17

COMPENSATION DISCUSSION AND ANALYSIS	19

COMPENSATION COMMITTEE REPORT	32

EXECUTIVE COMPENSATION	33

PAYOUT TO CERTAIN EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL	37

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	42

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION	42

PROPOSAL 3 – TO ADOPT THE COMPANY’S 2016 MANAGEMENT INCENTIVE COMPENSATION PLAN	43

PRINCIPAL ACCOUNTANT FEES AND SERVICES	45

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46

PROPOSAL 5 – TO VOTE UPON AMENDMENTS TO ARTICLE IV AND ARTICLE VII OF THE FOURTH RESTATED ARTICLES OF INCORPORATION REGARDING ADVANCE NOTICE OF NOMINATIONS AND PROPOSALS	46

PROPOSAL 6 – TO VOTE UPON AN AMENDMENT TO ARTICLE VI OF THE FOURTH RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS	48

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS	50

OTHER BUSINESS	50

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AT 2017 ANNUAL MEETING	50

APPENDIX A – THE COMPANY’S MANAGEMENT INCENTIVE COMPENSATION PLAN	A-1

APPENDIX B – AMENDMENT TO ARTICLE IV AND ARTICLE VII OF THE FOURTH RESTATED ARTICLES OF INCORPORATION	B-1

APPENDIX C – AMENDMENT TO ARTICLE VI OF THE FOURTH RESTATED ARTICLES OF INCORPORATION	C-1

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2016

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 9, 2016, including any adjournments, postponements, continuations or reschedulings thereof (the “2016 Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement, the enclosed form of proxy card and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 are first being sent to shareholders is on or about [April     , 2016.] Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

PURPOSES OF THE 2016 ANNUAL MEETING

At the 2016 Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect as directors of the Company the three nominees named in this proxy statement, each to serve until the 2019 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	To approve on an advisory basis the compensation of the Company’s named executive officers for the fiscal year ended January 30, 2016, as disclosed in this proxy statement;

3.	To approve the Company’s 2016 Management Incentive Compensation Plan;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017;

5.	To vote upon the amendments to Article IV and Article VII of the Company’s Fourth Restated Articles of Incorporation regarding advance notice of nominations and proposals;

6.	To vote upon the amendment to Article VI of the Company’s Fourth Restated Articles of Incorporation to eliminate the classification of the Board of Directors; and

7.	To transact such other business as may properly come before the 2016 Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of all three of the nominees for director named in the section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation, (c) “FOR” the adoption of the Company’s 2016 Management Incentive Compensation Plan, (d) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017, (e) “FOR” the amendments to Article IV and Article VII of the Fourth Restated Articles of Incorporation regarding advance notice of nominations and proposals, (f) “FOR” the amendment to Article VI of the Fourth Restated Articles of Incorporation to eliminate the classification of the Board of Directors, and (g) in the discretion of the persons named on the accompanying proxy card in connection with any other business that may properly come before the 2016 Annual Meeting and any adjournments or postponements thereof. At this time, the Board of Directors knows of no other business that may properly come before the 2016 Annual Meeting; however, if other matters properly come before the 2016 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

GENERAL INFORMATION

Who is entitled to vote at the 2016 Annual Meeting?

Your board has set the close of business on April 28, 2016 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the 2016 Annual Meeting. As of the record date, the Company had approximately [15,387,000] outstanding shares of common stock entitled to notice of, and to vote at, the 2016 Annual Meeting. No other securities are entitled to vote at the 2016 Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the 2016 Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the 2016 Annual Meeting. Under our Fourth Restated Articles of Incorporation, shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the 2016 Annual Meeting?

To conduct business at the 2016 Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the 2016 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

In addition to voting in person at the 2016 Annual Meeting, you may vote by mail, Internet or telephone.

Vote by Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your proxy card, and then follow the directions to vote your shares.

Vote by Telephone. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your proxy card, and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your proxy card.

Voting by Mail. To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described above, you need not also mail a proxy to the Company.

Voting at the 2016 Annual Meeting. You may vote by ballot in person at the 2016 Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the 2016 Annual Meeting. Even if you plan to attend the 2016 Annual Meeting, you are encouraged to submit a proxy card or vote by Internet or telephone to ensure that your vote is received and counted. If you vote in person at the 2016 Annual Meeting, you will revoke any prior proxy you may have submitted.

How can I revoke my proxy or change my vote?

If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the 2016 Annual Meeting by giving notice of revocation to the Company in writing; by executing and returning to the Company a later-dated form of proxy; by submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or by voting by ballot in person at the 2016 Annual Meeting. Attending the 2016 Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name,” you must follow the instructions provided by the holder of record in order to revoke your previous voting instructions.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (the “NYSE”). In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.” Therefore if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the 2016 Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the 2016 Annual Meeting that is considered a routine proposal is Proposal 4 regarding the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017. All other proposals to be voted on at the 2016 Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the 2016 Annual Meeting, other than Proposal 4, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

What vote is required?

Our corporate governance guidelines provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, which means an election in which there are more nominees for director than available seats on the Board. The election of directors at the 2016 Annual Meeting is expected to be an uncontested election. As such, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

For each of the other proposals covered by this proxy statement to be approved, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” all three of your board’s nominees for director and “FOR” Proposals 2, 3 4, 5 and 6 as recommended by our Board of Directors. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” any non-routine proposal. The only routine proposal being presented for shareholder approval is Proposal 4.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. We have not retained a professional proxy solicitor or other firm to assist with the solicitation of proxies, although we may do so if deemed appropriate.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

May I attend the 2016 Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the 2016 Annual Meeting. Family members are welcome to accompany you to the 2016 Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the 2016 Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the 2016 Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the 2016 Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is www.pery.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as amended, at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, are also available on our website at www.pery.com. You may also contact our corporate secretary for additional copies.

PROPOSAL 1 – ELECTION OF DIRECTORS

During the fiscal year ended January 30, 2016 (“Fiscal 2016”), the Board of Directors unanimously approved an increase in the size of the board from seven directors to eight directors. Our Fourth Restated Articles of Incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. George Feldenkreis, Jane E. DeFlorio and Joe Arriola hold office until the 2016 Annual Meeting. Concurrently with the expansion of the Board of Directors from seven directors to eight directors, Joe Arriola was appointed to the class of directors to hold office until the 2016 Annual Meeting and J. David Scheiner and Alexandra Wilson hold office until the 2017 Annual Meeting. Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden hold office until the 2018 Annual Meeting.

At the 2016 Annual Meeting, three (3) directors will be elected by the shareholders to serve until the 2019 Annual Meeting to be held in 2019, or until their successors are duly elected and qualified. Your board is pleased to nominate for election as directors, George Feldenkreis, Jane E. DeFlorio and Joe Arriola. We believe our three director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate our company through the complex and dynamic business environment in which we operate and to deliver superior value to our shareholders. Each of our three director nominees was recommended by the Corporate Governance and Nominating Committee to the board, which unanimously approved their nomination. The recommendations of your board are based on its carefully considered judgment that the experience, record and qualifications of each of the nominees make them the best candidates to serve on the board.

The nominees recommended by your board have consented to serving as nominees for election to the board, to being named in this proxy statement and to serving as members of the board if elected by the Company’s shareholders. As of the date of this proxy statement, the Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the board upon the recommendation of its Corporate Governance and Nominating Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If any substitute nominees are so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

The accompanying proxy card will not be voted for anyone other than the board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect George Feldenkreis, Jane E. DeFlorio and Joe Arriola to the board, unless, by marking the appropriate space on the accompanying proxy card, the shareholder instructs that he, she or it withholds authority from the proxy holder to vote.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Current Term Expires	Term of Class Expires
George Feldenkreis	80	Executive Chairman of the Board	2016	2019
Jane E. DeFlorio(1)(2)(3)	45	Lead Independent Director	2016	2019
Joe Arriola (1)(3)	68	Director	2016	2019

(1)	Member of Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Investment Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. Mr. Feldenkreis currently serves as Executive Chairman of the Board after serving as our Chairman of the Board, as well as, our Chief Executive Officer until April 2016. He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He is also a director of Federal Mogul Corporation. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our Chief Executive Officer, provide valuable experience and insight to the board and to us.

Jane E. DeFlorio, a member of our Board of Directors since December 2014, was appointed our lead independent director on May 20, 2015. From 2007 to 2013, Ms. DeFlorio served as a Managing Director at Deutsche Bank, AG, global banking and financial services company, in the U.S. Retail and Consumer Group. While at Deutsche Bank, Ms. DeFlorio covered a range of mid-to-large cap retail clients, including The TJX Companies, Home Depot and Nike. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions for clients such as Kraft Foods and Maidenform Brands. Ms. DeFlorio currently serves as the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University, a leading progressive university in New York City with more than 10,000 graduate and undergraduate students. She also serves on the Board of Governors for The Parsons School of Design. With over 16 years’ experience in investment banking primarily focused on the apparel and retail sectors, Ms. DeFlorio is uniquely qualified to advise the board and us in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

Joe Arriola was appointed to our Board of Directors in December 2015. Mr. Arriola previously served as a director from 2006 until July 2015 and was not nominated for re-election at the Company’s 2015 Annual Meeting of Shareholders because of his desire to focus more of his time and attention on his responsibilities as Chairman of the Public Health Trust, the independent governing body for Jackson Memorial Hospital, Miami, Florida, and a proposed $1 billion expansion of the hospital. After the Public Health Trust achieved significant progress in connection with the hospital’s expansion plans, Mr. Arriola rejoined the board after advising the board that he believed he could once again dedicate the requisite time and attention to serving on the Board of Directors. Mr. Arriola has significant management experience in both private and public enterprises. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From January 2002 to August 2002 he was Chief Business Officer of the Miami-Dade School Board. From 2003 to 2006, he was City Manager of the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain, from September 2007 to September 2008, from which he retired. Since 2010, he has been Chairman, of the Public Health Trust for Jackson Memorial Hospital. In returning to the board, Mr. Arriola brings not only extensive experience as an executive, entrepreneur, governmental leader and public company board member, but also his extensive historical knowledge of the Company and its operations, knowledge that the Board of Directors believes will be very beneficial as the Company plans to implement its previously announced leadership succession.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THREE OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD, GEORGE FELDENKREIS, JANE E. DEFLORIO AND JOE ARRIOLA.

Directors and Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
Oscar Feldenkreis	56	Vice Chairman of the Board, Chief Executive Officer and President	2018
Bruce J. Klatsky(1)(2)(3)	67	Director	2018
Michael W. Rayden(1)(2)(3)	67	Director	2018
J. David Scheiner(1)(2)(3)	66	Director	2017
Alexandra Wilson(1)(3)(4)	39	Director	2017

Other Executive Officers
Anita D. Britt	52	Chief Financial Officer	N/A
Luis Paez	55	Chief Information Officer	N/A
Cory Shade	51	Executive Vice President, General Counsel and Secretary	N/A
Stanley P. Silverstein	64	President, International Development and Global Licensing	N/A
John F. Voith, Jr.	61	President, Golf Division	N/A

(1)	Member of Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.
(4)	Member of Investment Policy Committee.

Oscar Feldenkreis serves as our Vice Chairman of the Board and, since April 2016, Chief Executive Officer and President. Mr. Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President/COO, in February 1993, and Vice Chairman of the Board in March 2005. He is President of the Friends of the Israel Defense Forces (FIDF), Greater Miami Chapter, an advisory board member of the Miami Fashion Institute for Miami-Dade College, an advisory board member of My Mela and an advisory board member for the Wharton School of the University of Pennsylvania’s Jay H. Baker Retailing Center. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by us, as well as, his experience in all aspects of the Company’s operations, make him uniquely qualified to serve as a member of the board.

Bruce J. Klatsky was elected to our Board of Directors in 2015. Mr. Klatsky retired as Chief Executive Officer of PVH Corporation in June 2005, and later as Chairman on December 31, 2007, having served the Company for 36 years, 13 as CEO, and a further six as President. During his tenure as CEO of PVH, Mr. Klatsky oversaw the operations and strategic development of the company and led the transformation of a 120-year old domestic shirt manufacturer into one of the largest apparel and footwear companies in the world, growing its market capitalization from approximately $300 million to over $3.5 billion. During his tenure at PVH, he was instrumental in growing the business organically and through strategic acquisitions since he joined PVH in 1971 as a merchandising trainee. In 2002, Mr. Klatsky pursued and executed PVH’s acquisition of Calvin Klein. In addition, he led numerous other successful acquisitions at PVH, including acquiring such brands as IZOD, Gant, Bass, Arrow, and the worldwide rights to Van Heusen. Following his retirement as CEO of PVH, Mr. Klatsky co-founded a private equity company, LNK Partners, to identify and support strong management teams in building outstanding consumer and retail businesses. Mr. Klatsky serves on the Board of Directors of Gazal Corporation Ltd., a leading Australian branded clothing company, and is currently the board’s lead independent director. Previously, Mr. Klatsky served on President Clinton’s White House Apparel Task Force and as an Advisor on U.S. trade policy to the Bush and Regan administrations. Mr. Klatsky is uniquely qualified to serve on our board due to his extensive experience as the chief executive of a large publicly traded apparel company, his service on the Board of Directors of other publicly traded apparel and retail companies, and his expertise regarding domestic and international aspects of the apparel industry, wholesaling and retailing.

Michael W. Rayden was elected to our Board of Directors in 2015. In January 2015, Mr. Rayden retired as President and Chief Executive Officer of Tween Brands, Inc., currently a subsidiary of Ascena Retail Group, Inc. Mr. Rayden led Tween Brands as CEO since 1996, when it was known as Too, Inc. In 1999, he took the Company public, adopting the Tween Brands name in 2006. In 2008, Mr. Rayden consolidated the entire business under the Justice brand, and in 2009 the Company was acquired by Dress Barn, now Ascena Retail Group. From 1999 to 2009, Mr. Rayden also served as the Chairman of the Board of Directors of Tween Brands. Prior to joining Tween Brands, Mr. Rayden served as President, CEO and Chairman of Pacific Sunwear of California, Inc. from 1990-1996. Mr. Rayden has held chief executive positions at The Stride Rite Corporation and Eddie Bauer Inc. Mr. Rayden has served as a director at David’s Bridal, Inc., Dress Barn, Inc., Pacific Sunwear of California, Inc., Strottman International, Inc., The Stride Rite Corporation and Tween Brands, Inc. Mr. Rayden is highly qualified to serve on our board due to his extensive experience with retail and apparel companies and his service on the Board of Directors of publicly traded apparel and marketing companies.

J. David Scheiner was elected to our Board of Directors in 2014. Mr. Scheiner is a consultant with J. David Scheiner, LLC, a company he founded in 2009, which provides consulting services internationally to companies in the retail and wholesale fields, investment banks and private equity funds, as well as helps businesses connect to large retailers. Since April 2015, he has served as a consultant to Bioxida, a cosmetic company. From 2007 until his retirement in 2009, he served as the President and Chief Operating Officer of Macy’s Florida/Puerto Rico, a division of Macy’s Inc., a department store. From 1991 to 2007, Mr. Scheiner served as Vice Chairman, Director of Stores for Macy’s Florida/Burdines. He was President of Federated Department Stores and Allied Stores Corp. ,which operated Maas Brothers/Jordan Marsh department stores, from 1988 to 1991. From 1972 through 1988, he served in various management capacities at Burdines, Inc., a department store. Mr. Scheiner was a director of Cache, Inc., a women’s specialty retailer, from August 2013 until May 2015. He was also Chairman of the Board of Metro Bank of Dade County and its holding company, Metrobank Financial Services, Inc., between 2007 and 2010. He is a lifetime trustee of the Miami Children’s Hospital Foundation and was a member of the Board of Directors of United Way of Miami-Dade County. Mr. Scheiner’s over 40 years department and specialty store retail experience includes merchandising, marketing, customer service, sales, logistics, operations, distribution, store planning, construction and real estate, which provides him with a background that is relevant to the board and allows him to advise us on a range of operational and industry matters.

Alexandra Wilson was appointed to our Board of Directors in 2014. Since September 2014, Ms. Wilson has served as CEO of Glamsquad, Inc., an on-demand beauty services company she co-founded. In 2007, Ms. Wilson co-founded Gilt Groupe, Inc., an innovative online shopping destination, and from 2007 to December 2014, Ms. Wilson served in various senior capacities at Gilt. She served as Gilt’s Head of Strategic Alliances from 2013-2014; Head of National Sales for Gilt City, a division of Gilt, from 2012 to 2013; and Chief Merchandising Officer of Gilt from 2007 to 2012. Prior to founding Gilt, from 2005 to 2006, Ms. Wilson was the retail operations manager for Bulgari, S.p.A., a luxury goods retailer. From 2004 to 2005, she was the sales forecaster at LVMH Moetitennessy Louis Vuitton S.A., a luxury goods retailer. From 1999 to 2002, Ms. Wilson was an analyst at Merrill Lynch & Co, Inc., an investment bank. Ms. Wilson is on the Board of Directors of the National Retail Federation Foundation and the Women’s Forum of New York. Ms. Wilson’s entrepreneurial and operating experience, including as co-founder of Glamsquad and Gilt, and her experience in merchandising, business development, sales, branding, marketing and social media, and retail experience within the industry, provides the board with invaluable insights into a range of retail operational and distribution matters.

Anita D. Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance for Jones Apparel Group, Inc., an apparel company.

Luis Paez was appointed Chief Information Officer in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Suave Shoe Corporation, a public company engaged in shoe manufacturing.

Cory Shade was appointed Executive Vice President and General Counsel in fiscal 2016 after serving as Corporate Secretary since 2014, Senior Vice President and General Counsel since 2006, and after serving as Assistant Secretary since 2010. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investment, LLC, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, she was General Counsel of FirstCom Corporation, a telecommunications company, which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Patton Boggs.

Stanley P. Silverstein, was appointed President, International Development and Global Licensing in September 2013. From 2006 to 2013, Mr. Silverstein served as Executive Vice President-International Strategy and Business Development of The Warnaco Group, Inc., which merged into PVH Corp., both apparel companies. From 1984 to 2006, Mr. Silverstein served in various management capacities for Warnaco, including EVP Corporate Development, Chief Administrative Officer, General Counsel and Secretary.

John F. Voith, Jr. was appointed President, Golf Division in April 2014. From April 2012 to April 2014 he served as Group President of Golf and Sportswear Divisions. From September 2009 to April 2012, he served as President of Golf and Sportswear Divisions and from 2001 to 2009 he served as Executive Vice President of the Sportswear Division. Prior to 2001, Mr. Voith held various positions, including as an Executive Vice President, at each of PVH Corp. and The Arrow Co., both apparel companies.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, CEO/President, and a director.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead independent director” Jane E. DeFlorio who was elected lead independent director in May 2015. The responsibilities of the lead independent director are as follows: (i) presides at all meetings of the board at which the Chairman is not present including presiding at executive sessions of the board (without management present) at every regularly scheduled board meeting, (ii) serves as a liaison between the Chairman (and management) and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the board, and (iv) is available for direct communication and consultation with major shareholders, as appropriate, upon request. Our lead independent director also has the authority to call meetings of the independent directors.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board of Directors conducts an annual self-assessment. The board decided to schedule the fiscal 2016 assessment for when the majority of directors have served together for at least one year. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

CEO Succession

In 2015, the board adopted a management succession plan with respect to the position of CEO. George Feldenkreis, who is 80 years old, founded the Company in 1967 and has served as the Company’s CEO and Chairman of the Board since 1993, has after an esteemed career of approximately 50 years of leading and overseeing the Company’s substantial growth and success, transitioned from his role as Chief Executive Officer and is now serving as Executive Chairman of the Board. In his role as Executive Chairman, he will continue to have an integral role in strategic planning and the development of M&A, international, licensing and other growth opportunities where his experience and extensive knowledge of Perry Ellis and the apparel industry can help the Company create value for its shareholders. Oscar Feldenkreis, who has been involved in all aspects of the Company’s operations since joining the Company full-time in 1980 and serving as President/COO since 1993 and Vice Chairman of the Board since 2005, is now the Company’s CEO and President. In designating Oscar Feldenkreis to be the Company’s CEO, your board took into consideration, among other factors, the substantial and pivotal role that Oscar Feldenkreis has played in the growth and success of the Company over the past 35 years the key role he played in expanding the scope of the Company’s business beyond private-label distribution as Perry Ellis successfully branched into branded men’s and women’s apparel, and that, other than George Feldenkreis, no one is as familiar with the Company as Oscar Feldenkreis, having served as President/COO and a member of your board for close to four decades. The board believes that Oscar Feldenkreis’ extensive knowledge of and experience with the Company, his deep understanding of the apparel industry, and his extensive network of relationships within the industry, together with his strong commitment, dedication and work ethic, makes him the best candidate to serve as the Company’s next CEO and lead Perry Ellis as it enters its next era of growth and value creation. The board firmly believes that this plan achieves both continuity and the continued success of our Company.

Meetings and Committees of the Board of Directors

The Board of Directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During fiscal 2016 , our Board of Directors held ten meetings including board meetings held via conference call. During fiscal 2016, all of our then current directors attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served. We strongly encourage all directors to attend the 2016 Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meeting. All of our then current directors attended the 2015 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Investment Policy Committee. The board has determined that each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc., or NASDAQ. Our independent directors meet without management at regularly scheduled executive sessions, in conjunction with regularly scheduled board and committee meetings, and at such other times as they deem appropriate.

Our board, or the applicable committee, has adopted a written charter for each of the Audit, Compensation, and Corporate Governance and Nominating Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Corporate Governance and Nominating, and Compensation Committees, and our corporate governance guidelines, are posted in the “Our Company” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is presently comprised of Bruce J. Klatsky, Chairman of the committee, Jane E. DeFlorio, Michael W. Rayden and J. David Scheiner. Mr. Klatsky was appointed to the Committee in December 2015. Ms. DeFlorio served on the Committee for the entirety of fiscal 2016. During fiscal 2016, Mr. Scheiner was a member of the Audit Committee until April 2015 and rejoined the Audit Committee in July 2015. Mr. Rayden was appointed to the Audit Committee when he joined the board in July 2015. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on thirteen occasions during fiscal 2016, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the SEC, and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, each of Bruce J. Klatsky, Jane E. DeFlorio and Michael W. Rayden has been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” as defined in the SEC’s rules.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Vice President of Internal Audit. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the SEC’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted policies and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of J. David Scheiner, Chairman of the committee, Bruce J. Klatsky, Michael W. Rayden and Alexandra Wilson. Mr. Scheiner and Ms. Wilson served on the Committee during the entirety of fiscal 2016. Mr. Klatsky and Mr. Rayden were appointed to the Compensation Committee in July 2016 when they both joined the board. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives, for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the Board of Directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held eleven meetings during fiscal 2016 including committee meetings held via conference calls.

Corporate Governance and Nominating Committee

In March 2015, after a review of the composition, duties and responsibilities of each of its committees, and upon the recommendation by the Corporate Governance Committee, the Board of Directors determined to streamline its committees and combined the Corporate Governance Committee and the Nominating Committee into the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of Michael W. Rayden, Chairman of the committee, Joe Arriola, Bruce J. Klatsky, Jane E. DeFlorio, J. David Scheiner and Alexandra Wilson, all independent directors. During fiscal 2016, the Corporate Governance and Nominating Committee met fourteen times. Prior to the combination of the two committees, the Corporate Governance Committee met one time during fiscal 2016. Ms. DeFlorio, Mr. Scheiner and Ms. Wilson served on the Corporate Governance and Nominating Committee during the entirety of fiscal 2016, and each of Messrs. Arriola, Klatsky and Rayden were appointed to the Corporate Governance Committee and Nominating Committee when they each joined the board in fiscal 2016.

The Corporate Governance and Nominating Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; and evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The committee assists the Board of Directors, by identifying and recommending to the board qualified potential board nominees in advance of each Annual Meeting of Shareholders. Pursuant to the board membership criteria as set forth in the corporate governance guidelines, the committee requires that each director or nominee that it considers for the Board of Directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have sufficient time to commit to the board. Additionally, pursuant to our corporate governance guidelines, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board of Directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•	The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of the SEC and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the SEC and NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

The board believes that it should be a diverse body and the Corporate Governance and Nominating Committee regularly evaluates the composition of the Board of Directors in light of the Company’s strategies, business focus and related factors. In assessing the appropriate composition of the Board of Directors, the committee considers diversity. The committee approaches diversity broadly, including gender and cultural diversity, and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a timely received recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, may request an interview with the candidate and request that the candidate complete the Company’s standard director and officer questionnaire. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is presently comprised of Joe Arriola, Chairman of the committee, Jane E. DeFlorio and Alexandra Wilson. Ms. DeFlorio and Ms. Wilson served on the Investment Policy Committee during the entirety of fiscal 2016. Mr. Arriola was appointed to the Committee when he joined the board in fiscal 2016. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired our 2003 acquisition of Perry Ellis Menswear, LLC and our 401(k) plan. The Investment Policy Committee met on six occasions during fiscal 2016 including committee meetings held via conference calls.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) has any relationship requiring disclosure by us under SEC rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Director Independence

The board has determined that a majority of its members and a majority of its recommended director nominees are “independent” in accordance with NASDAQ standards. In determining the independence of our directors and director nominees, our Board of Directors considered information regarding the relationships between each director or director nominees and his or her family and us. Our Board of Directors made its determinations under the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director or director nominee is not our employee and has not engaged in various types of business dealings with us. The NASDAQ definition also includes a subjective test. As required by the NASDAQ listing requirements, our Board of Directors made a subjective determination as to each independent director and director nominee that no relationships exist that, in the opinion of the Board of Directors, would interfere with each such director’s or director nominee’s exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and director nominees to us with regard to each such person’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Jane E. DeFlorio, Bruce Klatsky, Michael W. Rayden, J. David Scheiner and Alexandra Wilson each satisfied the NASDAQ standards of independence.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee and Compensation Committee each satisfy standards established by the SEC to qualify as “independent” for the purposes of serving on the Audit Committee and Compensation Committee, respectively. The SEC standards provide that members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation and the SEC standards provide that any such consulting, advisory, or other compensatory fee be taken into account in determining the independence of Compensation Committee members.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing these guidelines and making recommendations to the board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the board and its committees:

•	Director qualifications generally and guidelines on the composition of the board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Majority Voting in the Election of Directors

In fiscal 2015, upon the recommendation of the Corporate Governance and Nominating Committee, the board amended the Corporate Governance Guidelines to provide for majority voting in the election of directors at uncontested meetings of shareholders, preserving plurality voting in the election of directors at contested meetings of shareholders. Specifically, our Corporate Governance Guidelines provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of the majority of the votes cast with respect to such candidate at any meeting for the election of directors at which a quorum is present (meaning that the votes cast “for” a candidate’s election must exceed the votes cast “against” that candidate’s election). The majority voting standard would not apply in contested elections, which means an election in which the number of director nominees exceeds the number of directors to be elected at the meeting.

Corporate Governance Practices

The board has adopted best practices in corporate governance. Examples of the board’s commitment to best practices in corporate governance are the following:

•	Majority Voting: In accordance with the revised corporate governance guidelines we adopted in June 2014, directors who do not receive a majority of the votes cast in an uncontested election are required to tender their resignations to the Corporate Governance and Nominating Committee, which then decides whether to recommend to the board that such resignation be accepted.

•	Stock Ownership Policy: We have stock ownership guidelines requiring senior executive officers and outside directors to hold our common stock with a value of at least one to five times their base salary, depending on position, and three times their annual cash retainer, respectively.

•	Hedge / Pledge Policy: The board adopted restrictions on engaging in hedging transactions involving our common stock and on pledging such common stock, in each case, by our directors and senior executive officers.

•	Clawback Policy: The board adopted a clawback policy which covers all senior executive officers and provides for the potential recoupment of incentive-based compensation under specified circumstances.

•	Related Party Transactions Policy: The board adopted a related party transactions policy to further refine its procedures and ensure that related party transactions continue to be appropriately scrutinized and reviewed.

Role of Board of Directors in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. The board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The board administers this risk oversight function either through the full board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Investment Policy Committee considers risks related to the retirement and pension plan and 401(k) plan. The Corporate Governance and Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management, risks related to management succession planning and overall corporate governance practices.

The Board of Directors is responsible for overseeing the design of the risk management process and, in that regard, created an Enterprise Risk Management Committee (“ERM Committee”), a non-board committee under the supervision of our CEO, to centrally coordinate the comprehensive enterprise risk management process. The ERM Committee has a top risks plan that is reviewed at least semi-annually by the ERM Committee. The ERM Committee reviews our programs and processes related to risk management, and the individuals responsible for them. The ERM Committee categorizes enterprise risk into five categories: Financial/Reporting, Compliance and Legal, Strategic and External, Operational, and Technology, and then reviews and analyzes the likelihood, impact, inherent risk and residual risk for all identified risks. Included in the review is the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. The ERM Committee regularly assesses, monitors and re-evaluates our risks and provides regular updates to the Board of Directors and its committees, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Pursuant to our written Related Party Transaction Policy, our Corporate Governance and Nominating Committee and Audit Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons including the transactions described below. The policy applies to any person who is or was a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. In reviewing the proposed transaction, the approving committee will consider all relevant facts and circumstances, including without limitation (i) the business reasons for us to enter into the transaction; (ii) the benefit and perceived benefit, or lack thereof, of the transaction to us, (iii) the commercial reasonableness of the terms of the transaction; (iv) the materiality of the transaction to us; (v) whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party; (vi) the extent of the related party’s direct or indirect interest in the transaction; (vii) if applicable, the impact of the transaction on a non-employee director’s independence; (viii) the actual or apparent conflict of interest of the related party participating in the transaction; and (ix) any other transactions currently in effect involving the same related party. We do not consider the following types of transactions to involve a material interest on the part of the related party and will not review, nor will we require approval or ratification, under the Related Party Transaction Policy of (i) transactions in which the related party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (ii) transactions in which the related party’s interest derives solely from his or her ownership of less than 10% of the equity interests in another person (other than a general partnership interest) that is a party to the transaction; (iii) transactions in which the related party’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities will receive the same benefit on a pro rata basis; (iv) transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from us, which donations are made pursuant to our policies and approved by persons other than the related party; (v) compensation arrangements of any executive officer of the Company, if such arrangements have been approved by the Compensation Committee of the board or its delegate; (vi) director compensation arrangements, if such arrangements have been approved by the board; and (vii) transactions involving less than $30,000 in amount. The approving committee will not approve or ratify a transaction unless it will have determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of us and our shareholders. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year that ask for information about related party transactions. In reviewing and approving related party transactions, directors of the approving committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

The Company was founded by brothers George and Isaac Feldenkreis. Since the Company was founded approximately 50 years ago, the Feldenkreis family has played an active role in the Company. Since 1967, three generations of the Feldenkreis family have worked at Perry Ellis. Even though the Company’s initial public offering in 1993 occurred more than two decades ago, the Feldenkreis family has continued to maintain a very substantial equity ownership in the Company and currently has beneficial ownership of more than 20% of our issued and outstanding equity.

Since 1967, George Feldenkreis and a number of his family members have served the Company in key management positions. In addition to George Feldenkreis’ position as our Executive Chairman, his son, Oscar Feldenkreis, serves as our Vice Chairman, CEO/President, and Fanny Hanono, his daughter, has worked for us since 1988, serving the Company in a variety of managerial capacities. Ms. Hanono currently serves as our Executive Vice President – Administration where, among other responsibilities, she oversees the Company’s real estate facilities, logistics, procurement, customs compliance programs and management of our foreign offices. During fiscal 2016, Ms. Hanono received approximately $314,953 in salary and benefits, plus the value of approximately $55,060 of time-vested restricted stock granted under the Fiscal 2016 LTI Plan, which vests over three years. The Company employs other members of the extended Feldenkreis family, but none of these employees received total compensation in an amount more than $120,000 during fiscal 2016.

The Company leases approximately 16,000 square feet for administrative offices, and leased approximately 50,000 square feet for warehouse distribution and retail, at facilities owned by our Executive Chairman, George Feldenkreis. These facilities were designed specifically for use by the Company and are in close proximity to our Miami, Florida headquarters. During the first half of fiscal 2015, we amended the existing ten-year leases to extend the term for five years, beginning July 1, 2014 and expiring June 30, 2019. Pursuant to those amendments, beginning July 1, 2014, the basic monthly rent became $41,750 and increases 3% on the first month of each of the remaining 12-month periods during the extended term. Rent expense, including insurance and taxes, for these leases amounted to approximately $487,000, or $9.87 per square foot, for fiscal 2016. Prior to the Company entering into the amended leases, our Corporate Governance and Nominating Committee, taking into consideration information from independent third party sources, reviewed the terms of the lease extensions. In October 2014, we transitioned our operations out of the warehouse space. In order to minimize the costs associated with an early termination of the lease relating to the warehouse and retail space, we engaged a real estate broker to assist us in finding a replacement tenant and agreed to be responsible for the related brokerage fees incurred of approximately $215,000. The retained broker identified a new tenant for the warehouse and retail space that is unrelated to the Company and we entered into a lease termination agreement relating to the warehouse and retail space on April 13, 2015. We incurred $180,000 of lease termination fees, including costs related to certain tenant improvements such as painting the interior and exterior of the building and improvements to the parking lot, which were agreed upon in order to induce the new tenant to lease the space and allow us to terminate the lease prior to its expiration.

In the first month of fiscal 2016, we chartered an aircraft from a third-party aircraft charter business that in turn chartered an aircraft from a third-party entity owned by our Executive Chairman and CEO/President. We paid this third-party entity $42,000 for fiscal 2016 in connection with the lease of the aircraft from the third-party entity owned by our Executive Chairman and CEO/President. Although we still charter aircraft from the same third-party aircraft charter business, the aircraft we charter is no longer the one owned by our Executive Chairman and CEO/President.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. We have been party to a licensing relationship with Isaco with respect to men’s underwear, hosiery and loungewear since 1995 and that licensing relationship predates our acquisition of the Perry Ellis and John Henry brands in 1999. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our CEO/President. Royalty income earned from the Isaco license agreements amounted to $2.1 million for fiscal 2016. Advertising reimbursements from the Isaco license agreements amounted to approximately $500,000 for fiscal 2016. We buy licensed product from our numerous licensees to complement our direct-to-consumer product offerings for our retail stores and ecommerce sale. In fiscal 2016, we purchased approximately $700,000 of licensed products from Isaco to fulfill our direct-to-consumer business needs.

For fiscal 2016, we paid approximately $900,000 in insurance policy premiums for insurance to Sprezzatura Insurance Group LLC, an insurance intermediary company, from independent third-party insurance companies related to property and casualty, including cargo, employment practices, privacy and network liability, fiduciary, commercial crime, commercial accident and travel, kidnap and ransom, and comprehensive coverage of all of our foreign offices including liability and property coverage. Joseph Hanono, the grandson of George Feldenkreis, our Executive Chairman , is the President of the Sprezzatura Insurance Group. The policy premiums for the insurance secured for the Company by the Sprezzatura Insurance Group represents approximately 7.6% of the Company’s total annual insurance premiums.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on [April 7, 2016], information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed on the Summary Compensation Table below, (iii) each of our directors and nominees for director, and (iv) all of our directors, nominees for director and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)(17)	1,819,559	11.7%
Oscar Feldenkreis(4)(17)	1,304,672	8.4%
Joe Arriola(5)(18)	500	*
J. David Scheiner(6)(18)	9,396	*
Alexandra Wilson(7)(18)	9,880	*
Jane E. DeFlorio(8)	5,076	*
Bruce J. Klatsky(9)	2,568	*
Michael W. Rayden(10)	2,568	*
Anita D. Britt(11)(19)	46,928	*
John Voith(12)(19)	56,206	*
Stanley Silverstein(13)(19)	79,674	*
All directors, nominees for director and executive officers as a group (13 persons)(14)	3,421,871	21.7%
Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.)	1,338,292	8.7%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401(15)
BlackRock, Inc.	1,161,985	7.6%
40 East 52nd Street, New York, NY 10022(16)

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)	Represents (a) 1,617,122 shares of common stock held directly by George Feldenkreis, (b) 128,568 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 41,500 shares of restricted stock held directly by George Feldenkreis, which vest in two equal annual installments beginning on April 28, 2016, (d) 17,549 shares of restricted stock held directly by George Feldenkreis, which vest on April 30, 2016, and (e) 14,820 shares of restricted stock held directly by George Feldenkreis, which vest in three equal annual installments beginning on April 22, 2016. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(4)	Represents (a) 952,235 shares of common stock held by a revocable trust of which Oscar Feldenkreis is the trustee, of which approximately 100% of such shares are pledged and held in a margin account at J.P. Morgan Securities, (b) 150,000 shares of common stock pledged and held by three irrevocable trusts, each of which holds 50,000 shares of common stock, of which Oscar Feldenkreis’ spouse is the trustee, and all of which are held in a margin account at J.P. Morgan Securities, (c) 128,568 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (d) 41,500 shares of restricted stock held directly by Oscar Feldenkreis, which vest in two equal annual installments beginning on April 28, 2016, (e) 17,549 shares of restricted stock held directly by Oscar Feldenkreis, which vest on April 30, 2016, and (f) 14,820 shares of restricted stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 22, 2016. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(5)	Represents 500 shares owned by a revocable trust of which Mr. Arriola and his spouse are the trustees.
(6)	Represents (a) 1,130 shares of common stock held directly by J. David Scheiner, (b) 2,568 shares of restricted stock held directly by Mr. Scheiner, which vest in three equal annual installments commencing on July 17, 2016, (c) 2,260 shares of restricted stock held directly by Mr. Scheiner, which vest in two equal annual installments commencing on June 5, 2016, and (d) 3,438 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Scheiner that are exercisable within 60 days of the record date. Mr. Scheiner has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(7)	Represents (a) 1,130 shares of common stock held directly by Alexandra Wilson, (b) 2,568 shares of restricted stock held directly by Ms. Wilson, which vest in three equal annual installments commencing on July 17, 2016, (c) 2,260 shares of restricted stock held directly by Ms. Wilson, which vest in two equal annual installments commencing on June 5, 2016, and (d) 3,922 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Wilson that are exercisable within 60 days of the record date. Ms. Wilson has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 412 shares of common stock held directly by Jane DeFlorio, (b) 2,568 shares of restricted stock held directly by Ms. Wilson, which vest in three equal annual installments commencing on July 17, 2016, (c) 824 shares of restricted stock held directly by Ms. DeFlorio, which vest in two equal annual installments commencing on December 12, 2016, (d) 1,272 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. DeFlorio that are exercisable within 60 days of the record date. Ms. DeFlorio has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents 2,568 shares of restricted stock held directly by Bruce Klatsky, which vest in three equal annual installments commencing on July 17, 2016.
(10)	Represents 2,568 shares of restricted stock held directly by Michael Rayden, which vest in three equal annual installments commencing on July 17, 2016.
(11)	Represents (a) 5,105 shares of common stock held directly by Ms. Britt, (b) 5,000 shares of common stock issuable upon the exercise of stock options held by Ms. Britt that are currently exercisable or are exercisable within 60 days of the record date, (c) 18,640 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Britt that are exercisable within 60 days of the record date, (d) 5,532 shares of restricted stock, which vest in two equal annual installments beginning on April 28, 2016, (e) 2,339 shares of restricted stock, which vest on April 30, 2016, (f) 3,294 shares of restricted stock held directly by Ms. Britt, which vest in three equal annual installments beginning on April 22, 2016, and (g) 7,018 shares of performance stock granted in April 2013, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2016 and that Ms. Britt is still an employee of the Company on such date. Ms. Britt has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(12)	Represents (a) 6,803 shares of common stock held directly by Mr. Voith, (b) 23,597 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Voith that are exercisable within 60 days of the record date, (c) 7,852 shares of restricted stock, which vest in two equal annual installments beginning on April 28, 2016, (d) 3,320 shares of restricted stock, which vest on April 30, 2016, (e) 4,674 shares of restricted stock held directly by Mr. Voith, which vest in three equal annual installments beginning on April 22, 2016, and (f) 9,960 shares of performance stock granted in April 2013, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2016 and that Mr. Voith is still an employee of the Company on such date. Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(13)	Represents (a) 75,000 shares of restricted stock, which vest in three equal annual installments beginning on September 9, 2016, and (b) 4,674 shares of restricted stock held directly by Mr. Silverstein, which vest in three equal annual installments beginning on April 22, 2016. Mr. Silverstein has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(14)	Includes (a) 1,635,748 shares of common stock directly held, (b) 1,102,735 shares of common stock indirectly held, (c) 27,767 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (d) 336,557 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, (e) 290,860 shares of restricted stock that have been granted, and (f) 28,204 shares of performance stock that have been granted.
(15)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2015. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(16)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2015. Represents shares of common stock held by BlackRock, Inc. and with respect to which BlackRock, Inc. has sole voting and dispositive power.
(17)	Includes restricted and common stock equal in value to five times base salary; executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.
(18)	Includes restricted and common stock equal in value to three times the annual cash retainer; nonmangement director is expected to retain 100% of the after-tax profit shares acquired upon vesting or exercise of all equity grants until meeting the stock ownership guidelines.
(19)	Includes restricted and common stock equal in value to one times base salary, executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the SEC. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2016, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the board or any of its committees. The fiscal 2016 directors’ compensation through December 3, 2015, was paid at the same levels as those provided at the end of the fiscal year ended January 31, 2015. Specifically, the compensation for our independent directors was as follows: (i) $35,000 retainer per year, payable in quarterly installments; (ii) $1,000 for each board and/or committee meeting attended in person, except for attendance at Nominating Committee and Governance Committee meetings, which did not generate a meeting fee; and (iii) an annual grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments (the “Fee Program”). Additionally, the committee chairperson for each of the Compensation Committee, the Corporate Governance and Nominating Committee and Investment Policy Committee received a $5,000 additional cash retainer per year, and the Audit Committee Chair received a $10,000 additional cash retainer per year. New directors to the Company also received a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting (the “New Director Program”). Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options or stock appreciation rights under our equity compensation plans.

In fiscal 2016, the Compensation Committee engaged the outside compensation consultant, Frederic W. Cook, Inc. (“Cook”), to review the competitiveness of our non-employee director compensation including market practices relative to the Company’s fiscal 2016 peer group (as described in the section of this proxy statement captioned “Executive Compensation Policy”). The consultant’s review and analysis included collecting market data from the latest proxy filings for peer companies and reviewing published surveys representative of industry market practices. Additionally, the consultant’s review encompassed an analysis of competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair and lead director premiums). The Cook study indicated that the value of the non-employee director compensation program was below the 25th percentile of market practice. Based on a review and analysis of the recommendations presented by Cook, the non-employee director compensation programs were realigned to be in the median range of the Company’s fiscal 2016 peer group, taking into consideration factors such as the significant time commitment associated with board service for the Company. Accordingly, effective December 3, 2015 the non-employee directors’ compensation was adjusted as follows: the annual board cash retainer was increased from $35,000 to $80,000, payable in quarterly installments; board and committee meeting fees were eliminated; the value of the annual equity grant of restricted common stock was increased from $60,000 in value to $110,000 in value of restricted common stock, with a one year vest period; New Director Program was eliminated; a $20,000 additional annual cash retainer, payable in quarterly installments, to the Independent Lead Director was implemented; the Audit Chairman annual cash retainer was increased from $10,000 to $15,000; the Compensation Chairman annual cash retainer was increased from $5,000 to $12,500 the Governance and Nominating Committee and Investment Committee Chair annual cash retainers were increased from $5,000 to $7,500 . All cash retainers are payable in quarterly installments.

It is our Company’s policy to strongly encourage stock ownership by our directors to closely align the interests of directors and shareholders. Under the director stock ownership policy in place from May 2013 until December 3, 2015, directors were expected to accumulate Company stock with a value of one times their annual equity retainer, over a three-year period, and then retain shares. In conjunction with the fiscal 2016 review of non-employee director compensation programs, and effective December 3, 2015 the Compensation Committee adopted enhanced stock ownership guidelines to further align the interests of directors and shareholders. Under the new policy, non-employee directors are expected to retain three times the value of the annual board cash retainer and retain 100% of the after-tax profit shares acquired upon vesting or exercise of all equity grants until they meet the stock ownership guidelines. Given the significant increase in the stock ownership requirement and appointment of several new members to the Board over the past 24 months, as of the end of fiscal 2016, none of our non-employee directors met the new stock ownership targets.

Our stock ownership guidelines are posted in the “Our Company” section of the website at www.pery.com.

The following table sets forth compensation information for fiscal 2016 for all of our then current non-employee directors.

Fiscal Year 2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARs Awards ($)(2)	All Other Compensation ($)		Total Compensation ($)
Joe Arriola	30,250	—	—		*	30,250
Jane E. DeFlorio	50,817	60,000	—		*	110,817
Bruce J. Klatsky	24,351	60,000	50,000		*	134,351
Joseph P. Lacher (former director)	40,000	—	—		*	40,000
Michael W. Rayden	21,452	60,000	50,000		*	131,452
J. David Scheiner	51,750	60,000	—		*	111,750
Alexandra Wilson	49,000	60,000	—		*	109,000

(1)	The amounts shown reflect grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) to the consolidated financial statements in our Annual Report on Form 10-K, for fiscal 2016. On July 17, 2015, each of our then current non-management directors received a grant of restricted common stock equal to approximately $60,000 in value, with vesting to occur in three equal annual installments beginning on July 17, 2016. The table immediately following this table, entitled “Director Outstanding Equity Awards as Fiscal Year End,” contains information regarding vested and unvested restricted shares held by our directors.
(2)	The amounts shown reflect grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2016. Upon Mr. Klatsky’s and Mr. Rayden’s appointment to the Board of Directors in fiscal 2016, they were granted awards of 4,065 stock appreciation rights, respectively, representing $50,000 in appreciation value as of the grant date, with vesting to occur in three equal annual installments beginning July 16, 2016. The table immediately following this table, entitled “Director Outstanding Equity Awards as Fiscal Year End,” contains information regarding vested and unvested options and stock settled shares held by our directors.
*	Perquisites and other personal benefits provided to such director during fiscal 2016 had a total value of less than $10,000.

The following table sets forth the stock options, SARs and restricted shares held, at January 30, 2016, by each individual referenced in our Fiscal 2016 Director Compensation table above.

Director Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable		Options/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(1)
Joe Arriola	—	—		—	—	—		—

Jane E. DeFlorio	1,272	2,544	(2)	24.26	12/11/2021	—		—
						2,568	(3)	48,818
	—	—		—	—	824	(4)	15,664

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable		Options/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(1)
Bruce J. Klatsky	—	4,065	(5)	23.38	7/16/2022	2,568	(3)	48,818

Michael W. Rayden	—	4,065	(6)	23.38	7/16/2022	2,568	(3)	48,818

J. David Scheiner	1,719	3,438	(7)	17.71	6/4/2021	2,568	(3)	48,818
	—	—		—	—	2,260	(8)	42,963
Alexandra Wilson	3,922	1,961	(9)	15.49	2/19/2021	2,568	(3)	48,818
	—	—		—	—	2,260	(8)	42,963

(1)	Values were determined based on a closing price of $19.01 as of January 29, 2016, the last trading day of fiscal 2016.
(2)	Pursuant to the New Director Program, Ms. DeFlorio was granted stock appreciation rights to acquire 3,816 shares of common stock which vests in three equal annual grants of 1,272 shares beginning on December 12, 2015.
(3)	Pursuant to the then current Fee Program, we granted each director 2,568 shares of restricted shares, which vest in three equal annual installments of 856 shares, on July 17, 2016, July 17, 2017 and July 17, 2018.
(4)	Pursuant to the Fee Program, we granted Ms. DeFlorio 1,236 restricted shares, which vest in three equal annual installments of 412 shares beginning December 12, 2015.
(5)	Pursuant to the New Director Program, Mr. Klatsky was granted stock appreciation rights to acquire 4,065 shares of common stock which vests in three equal annual grants of 1,355 shares beginning on July 17, 2016.
(6)	Pursuant to the New Director Program, Mr. Rayden was granted stock appreciation rights to acquire 4,065 shares of common stock which vests in three equal annual grants of 1,355 shares beginning on July 17, 2016.
(7)	Pursuant to the New Director Program, Mr. Scheiner was granted stock appreciation rights to acquire 5,157 shares of common stock which vests in three equal annual grants of 1,719 shares beginning on June 5, 2015.
(8)	Pursuant to the then current Fee Program, we granted each director 3,390 restricted shares, which vest in three equal annual installments of 1,130 shares on June 5, 2015, June 5, 2016 and June 5, 2017.
(9)	Pursuant to the New Director Program, Ms. Wilson was granted stock appreciation rights to acquire 5,883 shares of common stock which vests in three equal annual grants of 1,961 shares beginning on February 20, 2015.

Our directors are not eligible to participate in our pension or retirement plans and did not receive any deferred compensation earnings or non-equity incentive plan compensation during fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis reflects the positions with the Company held by the members of our executive management team during the fiscal years discussed below. As described in the section of this proxy statement titled “Corporate Governance—CEO Succession” above, George Feldenkreis became our Executive Chairman and Oscar Feldenkreis became our CEO/President in April 2016.

EXECUTIVE SUMMARY

Our compensation philosophy is designed to:

(i)	align our associates’ goals with shareholder and other stakeholder interests;

(ii)	attract, retain and motivate world-class talent;

(iii)	ensure pay is competitively positioned;

(iv)	provide rewards for superior performance and limit rewards for performance below targets; and

(v)	promote achievement for our annual goals and long-term strategic objectives.

Our fiscal 2016 compensation programs reflect this philosophy and its principles.

During fiscal 2016, we focused on five core business strategies, including:

(i)	optimizing our portfolio of brands and businesses,

(ii)	expanding international distribution and licensing,

(iii)	enhancing our direct-to-consumer channels,

(iv)	strengthening our strategic positioning, and

(v)	reducing costs across our platforms.

As a result of our continued strategic strengthening, we accomplished the following during fiscal 2016:

(i)	Expanded our revenue base to $900 million despite significant headwinds in foreign exchange, which diluted our revenues by 1%, and exited brands and businesses impacting revenues by 2%.

(ii)	Significantly improved the product performance across our global brands thereby increasing adjusted gross margins by 170 basis points to 35.8%.

(iii)	Continued to strategically expand our international and direct to consumer platforms, to 13% and 11% of total revenues, respectively. Expanded Callaway Golf throughout Europe and geared up for the launch of Perry Ellis America in Europe and Nike Swim into Europe and Latin America in fiscal 2017.

(iv)	Executed 26 new licensing arrangements and increased royalty income by 9% to $34.7 million for the year.

(v)	Reduced costs by over $7 million in fiscal 2016 which provided funding for international expansion as well as inflationary cost increases.

(vi)	Reduced interest expense by $4.5 million during fiscal 2016 by redeeming $100 million of senior subordinated notes in May 2016.

We believe that our positioning is strong and will provide continued momentum into fiscal 2017 for growing profitable revenues, expanding gross margins and driving higher profit margins.

We set aggressive performance objectives for fiscal 2016 and made progress toward our goals. As a result of our performance during fiscal 2016, we paid annual incentives to our named executives under our MIP Plan based on the achievement of pre-established adjusted gross margin objectives, divisional performance measures and individual goals. The Compensation Committee determined that the strategic goals for the Company are concentrated on profitability enhancement and margin expansion. Given the challenging business environment and the extensive progress that was made during fiscal 2016 in terms of expanding adjusted EBITDA margin to 6.1% which was driven by adjusted gross margin expansion of 170 basis points, the committee determined that it was appropriate to reward the CEO and COO with a bonus commensurate to the bonuses awarded to other executives to reward the improved results for the year. As such, the bonuses were determined to be $197,747 for each of the CEO and COO. Each of our named executive officers had an increase of salary of 3% for fiscal 2016, except for our CEO and COO who did not receive an increase in salary for fiscal 2016 versus fiscal 2015.

Long-term incentive awards were made in the form of time-vested restricted stock and performance-based incentive plan awards that pay in cash, which were awarded in accordance with our prior practices awarding a combination of time-vested equity grants and performance-based incentive plan awards that pay in cash, as applicable. The performance-based awards were designed to pay for performance for the fiscal 2016-2018 time periods and results of these awards will be determined at the end of fiscal 2018. Performance-based awards made at the beginning of fiscal 2014 and covering the 2014-2016 fiscal years paid out to the participants including all of our named executive officers based on the Company achieving $2.7 billion in three-year cumulative revenue during the pre-established performance period which exceeded the three-year cumulative threshold revenue objective of $2.43 billion.

The Compensation Committee believes these are appropriate pay outcomes given our financial performance and shareholder return during fiscal 2016 and reflect the linkage between pay and performance.

Named Executive Officers

During fiscal 2016, our named executive officers were as follows:

Name	Position with the Company
George Feldenkreis	CEO
Oscar Feldenkreis	President/COO
Anita D. Britt	Chief Financial Officer (“CFO”)
John F. Voith	President, Golf Division (“Golf Division President”)
Stanley P. Silverstein	President, International Development and Global Licensing (“International President”)

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies. At our 2014 Annual Meeting of Shareholders, we received more than 95% approval of our executive compensation, or “say-on-pay” vote, from shareholders for our named executive officers’ compensation, excluding abstentions and broker non-votes. Although we believe these results demonstrated an endorsement of our then compensation practices and alignment with our shareholders’ interests, we reexamined our compensation practices in early 2015 to ensure our long- and short-term incentive compensation plans support our annual and long-term strategic objectives. Accordingly, we implemented certain changes to our fiscal 2016 compensation programs versus the prior fiscal year, which are outlined below.

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, President/COO, and CFO, except for awards to the CEO, President/COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO and President/COO with respect to the compensation of the CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and President/COO, evaluates the CEO and President/COO’s performance in light of those goals and objectives, and reports to the board the CEO and President/COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO’s and President/COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEOs and President/COOs at comparable companies, and the compensation set forth in the CEO’s and President/COO’s employment agreements. The objectives of our compensation programs are to:

•	attract and retain world class executive officers;

•	motivate our executive officers to accomplish our strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, division performance and Company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interests of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

From 2009 to September 2015, the Compensation Committee directly engaged PM&P to assist it with executive compensation and director compensation matters. PM&P periodically advised the Compensation Committee in its review of the competitiveness and effectiveness of our executive compensation and incentive practices, including review of overall compensation levels, peer group information and practices, and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of our compensation programs, PM&P considered our compensation philosophy and the balance between our objectives, value to employees and program costs while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish our strategic and financial objectives. PM&P provided no services to the Company other than those provided directly to or on behalf of the Compensation Committee relating to executive compensation and director compensation services, when and as requested by the committee. PM&P attended meetings of the Compensation Committee at the request of the Committee, met with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the chairman of the Compensation Committee with regard to emerging issues.

With the assistance of PM&P, the Compensation Committee periodically selected a peer group for use in analyzing our pay practices. In January 2013, the peer group approved by the Compensation Committee was comprised of the following companies: Carters Inc., Quiksilver Inc., Columbia Sportswear Co., Fifth & Pacific Company, Inc., Wolverine Worldwide, Inc., GIII Apparel Group Ltd, Crocs, Inc., Oxford Industries Inc., Maidenform Brands, Inc., American Apparel, Inc., Delta Apparel Inc., Movado Group, Inc., True Religion Apparel, Inc., and Iconix Brand Group, Inc. The median (50th percentile) 2011 revenue size of the peer group companies was $888 million, which is generally comparable to our fiscal 2013 revenue of approximately $970 million. With the assistance of PM&P, the Compensation Committee reviewed the peer group information, considered current pay practices and reviewed economic data to set the fiscal 2014 compensation programs. After consultations with PM&P, the Compensation Committee determined to utilize the same peer group information utilized for the fiscal 2014 programs to set the fiscal 2015 compensation programs.

In preparation for the upcoming fiscal 2016 compensation setting process, the Compensation Committee requested PM&P’s assistance with:

(i)	re-evaluation of the companies in the peer group,

(ii)	review of the competitiveness of our executive compensation programs, and

(iii)	comprehensive review of the design of the programs and their contribution to the short- and long-term financial performance objectives of the Company.

In reviewing and selecting the fiscal 2016 peer group, the Compensation Committee first selected 18 companies in the apparel manufacturing and retail industry, which included 11 companies with similar business characteristics to our business. The Compensation Committee considered publicly available information from 2014, including revenue, EBITDA, total assets, market capitalization and enterprise value. As a result of this evaluation, six companies were dropped from the prior fiscal peer group (Fifth & Pacific Companies, Inc., Wolverine World Wide Inc., Maidenform Brands, Inc., Movado Group Inc., True Religion Apparel Inc. and Iconix Brand Group, Inc.) because they no longer existed as companies or were not considered a comparable business, and three companies (Deckers Outdoor Corp., Guess?, Inc., and Steve Madden, Ltd.) were added to the peer group as being more comparable to our Company.

As a result of this review, our fiscal 2016 peer group is comprised of the following companies:

American Apparel, Inc.	Guess?, Inc.
Carter’s Inc.	GIII Apparel Group Ltd.
Columbia Sportswear Co.	Oxford Industries Inc.
Crocs, Inc.	Quiksilver Inc.
Deckers Outdoor Corp.	Steve Madden, Ltd.
Delta Apparel Inc.

In September 2015, the Compensation Committee engaged Cook to conduct a competitive assessment in connection with the Board’s announced management succession plan with respect to the transition of Mr. George Feldenkreis from the position of CEO to the position of Executive Chairman and the transition of Mr. Oscar Feldenkreis from the position of President/COO to the position of CEO of the Company. The assessment included a review of the compensation for the designated Executive Chairman and CEO/President’s total direct compensation (sum of base salary, annual bonus and long-term incentive/equity grant values) and provide recommendations to the Compensation Committee in reviewing and approving their new employment agreements (as described in the section of the proxy statement captioned “Employment Agreements” below). Additionally, Cook was engaged to assist with the fiscal 2017 compensation setting process and a review of the compensation programs. As part of the process and review, the Compensation Committee reviewed the peer group to be utilized. In reviewing the peer group, American Apparel, Inc. and Quiksilver were dropped from the peer group because they no longer existed or were publically traded, and three companies (Lifetime Brands, Inc., Movado Group Inc. and Vera Bradley Designs, Inc.) were added to the peer group to bring the total number companies with similar business characteristics to 12 companies. Cook provided a list of apparel and accessories companies of comparable size for potential inclusion in the peer group and the Committee approved the fiscal 2017 peer group comprised of the following companies:

Carter’s Inc.	Guess?, Inc.
Columbia Sportswear Co.	Lifetime Brands, Inc.
Crocs, Inc.	Movado Group, Inc.
Deckers Outdoor Corp.	Oxford Industries Inc.
Delta Apparel Inc.	Steve Madden, Ltd.
GIII Apparel Group Ltd.	Vera Bradley Designs, Inc.

This peer group, which is periodically reviewed and updated by the Compensation Committee as described above, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders’ investment. Because of the variance in size among the companies comprising the peer group, other factors such as EBITDA, net income, share value and growth may be used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

Components of 2016 Executive Compensation

For fiscal 2016, the principal components of compensation for our named executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary, we generally consider the range of competitive base salaries for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the Compensation Committee compares the salary against our identified peer group of publicly-traded apparel and apparel-related wholesale and retail companies, as described above. The base salaries of the CEO and President/COO are based upon the terms of their employment agreements, as described in the section captioned “Employment Agreements” below. In establishing the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel and retail companies and the recommendations provided by PM&P including, among other things, their recommendations regarding our retention objectives. Each of our named executive officers had an increase of salary of 3% for fiscal 2016, except for our CEO and COO who did not receive an increase in salary for fiscal 2016 versus fiscal 2015.

In connection with our previously announced management succession plan, in April 2016 we entered into an Employment Agreement (as described in the section of this Proxy Statement captioned “New Employment Agreements” below) with our CEO to become Executive Chairman and an Employment Agreement with our President/COO to become our CEO and President. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the compensation of comparable positions at peer apparel companies and the recommendations provided by Cook. Upon promotion to CEO, Oscar Feldenkreis’ target compensation was increased by 21% to reflect the expansion of his responsibilities and recognize his contributions over his 35 year tenure at Perry Ellis. Mr. Feldenkreis’ base salary was set at $1.35 million and target bonus and long-term incentive opportunities were set at 100% and 155% of salary, respectively. Mr. Feldenkreis’ target compensation is positioned between the median and 75th percentile of peer group practice with 72% of pay at risk and linked to annual and long-term operating and stock price performance. Upon transition to Executive Chairman, George Feldenkreis’ compensation was reduced by 33% to reflect a reduction in responsibilities. George Feldenkreis’ base salary was reduced from $1 million to $750,000 and target bonus and long-term incentive opportunities were set at 100% and 155% of salary, respectively. Seventy-two percent of George Feldenkreis’ pay is at risk and linked to annual and long-term operating and stock price performance.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

We grant cash incentives to our named executive officers under the 2011 Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”), which gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and eligibility extends to all senior management employees.

The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

In connection with the fiscal 2016 compensation review and in light of PM&P’s recommendations, the Compensation Committee implemented certain changes to the fiscal 2016 EMI and MIP Plans. The Compensation Committee considered various performance measures and evaluated such measures based on the category of participant. In considering the performance measures, the Compensation Committee determined that:

(i)	revenue is a key driver in our value creation;

(ii)	gross margin is a key measure to reflect the impact of both strong pricing on the top line and sourcing product on a cost effective basis; and

(iii)	operating profit margin was an important measure of profitability after all operating costs were covered and is believed to be a key driver of long-term shareholder value creation.

The fiscal 2016 EMI Plan was redesigned, based on revenue growth and operating profit margins, as adjusted, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating profit margins weighted at 65% of the total cumulative performance goal. The fiscal 2016 EMI incentive opportunities ranges as a percent of salary were set at the same levels as the fiscal 2015, with actual payouts to be interpolated for performance between threshold and target, and target and maximum on a straight line basis, as discussed below.

Similar to the fiscal 2015 MIP Plan, the fiscal 2016 MIP Plan included measures based on overall financial performance, divisional performance and individual performance reviews. The fiscal 2016 MIP target incentive ranges as a percent of salary were set at the same level as fiscal 2015, with actual payouts to be interpolated for performance between threshold and target, and target and maximum, on a straight line basis. The fiscal 2016 MIP Plan performance measures and weighting was redesigned as follows:

(i)	adjusted revenue growth ranging from 10% to 17.5% of the total award;

(ii)	adjusted gross margins ranging from 10% to 17.5% of the total award;

(iii)	adjusted operating profit margins ranging from 20% to 35% of the total award; and

(iv)	individual objectives ranging from 20% to 30% of the total award.

The range of outcomes is a function of whether a participant is a division executive or a corporate (shared service) executive. As part of the fiscal 2016 compensation review, the Compensation Committee also revisited the “gatekeeper” concept and determined that the concept was desirable to motivate and reward divisions and participants who achieved their goals when the overall Company did not. With the input of PM&P, including how to provide greater flexibility for potential payouts, the Compensation Committee denominated the “gatekeeper” as 60% of budgeted, non-cash or cash adjusted EBITDA for fiscal 2016 for both the EMI and MIP Plans. For fiscal 2016, the adjusted EBITDA goal was $38.6 million which was achieved as adjusted EBITDA was $55.3 million.

EMI PLAN

During fiscal 2016, the CEO and the President/COO participated in the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels the Compensation Committee establishes each year.

For fiscal 2016, the EMI Plan performance goals for the CEO and President/COO were established to award a cash incentive in the range of 40% of base salary at threshold; 110% of base salary at target; and 130% of base salary at maximum based on various adjusted revenue growth and operating profit margin ranges for fiscal 2016. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The Compensation Committee also authorized a minimum payment amount, or “gatekeeper bonus,” to each of the two EMI Plan participants of up to $300,000 upon the achievement of a minimum “gatekeeper” performance level, which payment would not be eligible for 162(m) deductibility if paid.

The Compensation Committee discussed the appropriate adjusted revenue growth and operating profit margin goals at length in an effort to select the goals that would reward good performance, but were achievable. The EMI Plan performance targets for fiscal 2016 were a threshold payout at 5.3% pre-bonus adjusted revenue growth and 4.9% pre-bonus adjusted operating profit margin, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating margins weighted at 65% of the cumulative performance goal, a target payout at 7% pre-bonus adjusted revenue growth and 5.3% pre-bonus adjusted operating profit margin, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating margins weighted at 65% of the cumulative performance goal, and a maximum payout at 10.9% pre-bonus adjusted revenue growth and 5.6% pre-bonus adjusted operating profit margin, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating margins weighted at 65% of the cumulative performance goal. The minimum pre-bonus adjusted EBITDA for the EMI Plan participants to be eligible for a gatekeeper bonus was $38.6 million, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating margins weighted at 65% of the cumulative performance goal. The EMI Plan participants did not earn a cash bonus for fiscal 2016 based on the pre-established performance goals, as neither our full year adjusted revenue growth of 1% nor our adjusted operating profit margin of 4.6% met the threshold payout level. The Compensation Committee determined that the strategic goals for the company are concentrated on profitability enhancement and margin expansion. Given the challenging business environment and the extensive progress that was made during fiscal 2016 in terms of expanding adjusted EBITDA margin to 6.1% which was driven by adjusted gross margin expansion of 170 basis points, the Committee determined that it was appropriate to reward the CEO and COO with bonuses commensurate to the bonuses awarded to other executives to reward the improved results for the year. The award was determined based on the same percentage that was awarded to corporate employees. As such, the bonuses were determined to be $197,747 each.

MIP PLAN

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 250 participants in the MIP Plan for fiscal 2016, including our CFO, Golf Division President and International President. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval.

The MIP Plan allows for all levels of management to receive a cash award equal to an amount between 5% and 40% of their base salary (100% for the International President), based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount with ranges of potential payout is established for participants at the beginning of each fiscal year by the Compensation Committee. For fiscal 2016, the MIP Plan performance goals were established to award cash incentives in the ranges from 40% of the target award at threshold, 100% at target and 130% of the target award at the maximum of the allocable incentive of all participants. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the pre-established performance guidelines as well as each participant’s individual performance review. The CEO and President/COO do not participate in the MIP Plan.

The fiscal 2016 MIP Plan included measures based on overall financial performance, divisional performance and individual performance reviews. The 2016 fiscal MIP Plan performance measures and weighting were as follows:

(i)	adjusted revenue growth ranging from 10% to 17.5% of the total award;

(ii)	adjusted gross margins ranging from 10% to 17.5% of the total award;

(iii)	adjusted operating profit margins ranging from 20% to 35% of the total award; and

(iv)	individual objectives ranging from 20% to 30% of the total award.

For fiscal 2016, the Compensation Committee chose the same adjusted revenue growth and adjusted operating profit margin targets for the MIP Plan as it chose for the EMI Plan and a threshold payout at 34.7% pre-bonus adjusted gross margin and a target payout at 35.6% pre-bonus adjusted gross margin, and a maximum payout at 38% pre-bonus adjusted gross margin. The weighting of the adjusted revenue growth, adjusted gross margins and adjusted operating profit margins goals ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%, and the weighting of the individual performance evaluation ranged from 20% to 30%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional adjusted growth revenue and adjusted gross margins and adjusted operating profit margins objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us.

The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2016, the pre-bonus adjusted revenue growth and adjusted operating profit margin performance criteria goals not met. However, the adjusted gross margin goal of 35.8% was achieved as well as various pre-established divisional performance measures and individual goals and approximately $3.5 million was paid to approximately 250 MIP Plan participants. A satisfactory individual performance appraisal was a condition to any payment of a cash incentive. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or President/COO. Our CFO, Golf Division President, and International President were all participants in the MIP Plan for fiscal 2016, and received a bonus of $68,541, $113,775 and $234,438 respectively, under the MIP Plan.

In reviewing the fiscal 2017 EMI Plan and MIP Plan, the Compensation Committee considered various performance measures and evaluated such measures based on the category of participant. In considering the performance measures, the Compensation Committee determined that revenue growth, gross margin and operating profit margin, as adjusted, remained important drivers of valuation creation for the Company. Additionally, taking into consideration Cook’s recommendations, the Compensation Committee redesigned the fiscal 2017 EMI Plan to include the same financial metrics as the 2017 MIP Plan and incorporated an individual component. The fiscal 2017 EMI Plan is based on revenue growth, gross margin and operating profit margins, as adjusted, with adjusted revenue growth weighted at 30% of the total cumulative performance goal, adjusted gross margins weighted at 30% of the total cumulative performance goal, and adjusted operating profit margins weighted at 30% of the total cumulative performance goal, and an individual component weighted at 10%. The fiscal 2017 MIP Plan design is the same as the fiscal 2016 MIP Plan with the financial performance metric of revenue growth, gross margin and operating profit margins, as adjusted and an individual component. The Compensation Committee reviewed performance goal payout levels for the 2017 EMI Plan and MIP Plan and based on input received from Cook, the performance goal payout levels for the EMI and MIP Plans were adjusted from a cash incentive in the range of 40% at threshold; 110% at target for the EMI Plan and 100% at target for the MIP Plan; and 130% at maximum of base salary for fiscal 2016 to a cash incentive in the range of 40% at threshold; 100% at target; and 150% at maximum of base salary for fiscal 2017, with actual payouts to be interpolated for performance between threshold and target, and target and maximum on a straight line basis.

The Compensation Committee reviewed the “gatekeeper” concept and, based on input received from Cook, determined to maintain the “gatekeeper” concept but reconfigure the measure for the fiscal 2017 EMI and MIP Plans to require achievement of an adjusted EBITDA equal to or greater than fiscal 2016 adjusted EBITDA in support of our growth objective.

Long-Term Incentive Compensation

In 2005, we adopted the Long-Term Incentive Compensation Plan that was last amended and restated and approved by our shareholders at our 2015 Annual Meeting (the “Long-Term Incentive Compensation Plan” or “LTI Plan”). The LTI Plan, allows the Compensation Committee to grant awards that pay in cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock, dividend equivalents and other types of equity awards to our executive officers. The LTI Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The LTI Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Long-term incentive awards are granted based on performance and to select newly hired management employees. By using a mix of restricted stock, performance share grants and performance-based cash awards, we are able to compensate executives and other employees and incentive new employees to join and remain with us, reward performance and motivate our executive officers.

PM&P’s review of the fiscal 2016 compensation programs included an overall review of the objectives and structure of the LTI Plan while furthering our executive pay objectives to (i) continue to attract, maintain and motivate executive officers, (ii) favor performance-based compensation for executive officers that is aggressive, but achievable without excessive risk taking, (iii) ensure that the short and long-term incentive plans continue to support the achievement of our short and long-term strategic objectives, and (iv) align our executive officers’ interests with those of our shareholders. Based on input received from PM&P and the fiscal 2016 peer group analysis, the Compensation Committee determined to grant a package of incentives which include performance shares or performance cash awards, to be determined based upon share availability and the plan participant, and time-based restricted stock for retention purposes. A performance share or performance cash award, as applicable, has the same two sets of performance metrics, which we consider important drivers of shareholder value creation over the long-term:

(i)	50%, based on the financial performance objectives of earnings before taxes, as adjusted, (“EBT”) and return on invested capital, as adjusted, (“ROIC”) and

(ii)	50% based on relative total shareholder return versus our fiscal 2016 peer group (“TSR”).

For the fiscal 2016 grant, the Compensation Committee granted performance-based cash awards in lieu of performance-based share awards to all LTI Plan participants as the Company required additional share availability under the then current LTI Plan. The Compensation Committee considered the equity instrument allocations and, based on input from PM&P, determined that a significant majority of the allocation of the grant value of the awards be oriented toward performance for the general LTI Plan participant group with 67% being performance-based and 33% retention-oriented time-vested restricted stock. The CEO and President/COO have an 80% weighting on performance-based instruments and 20% retention-oriented time-vested restricted stock, reflecting less emphasis on retention of the CEO and President/COO given their significant stock ownership interest. The time-vested restricted stock vests pro-rata over a three-year period.

The fiscal 2016 LTI Plan performance goals were established to award a performance-based incentive in the range of 90% at threshold, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, average adjusted ROIC and TSR ranges. The performance-based cash award vests at the end of a three-year performance period and actual payouts are interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based incentive component of the fiscal 2016 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

In structuring the fiscal 2017 LTI Plan, the Compensation Committee reviewed the overall objectives and structure of the LTI Plan and determined that the financial performance metrics (EBT, ROIC and TSR) utilized for the fiscal 2016 Plan were the appropriate financial measurements for the fiscal 2017 Plan. In considering the weighting of the fiscal 2017 LTI Plan financial measurements, the Compensation Committee revised the weighting of the performance metrics to 40% adjusted EBT, 40% adjusted ROIC and 20% TSR in order to better support the turnaround objectives of the Company. The Compensation Committee maintained the same payout targets and payout levels for the fiscal 2017 LTI Plan as for the fiscal 2016 LTI Plan and, based on input from Cook, added a provision limiting payout of the relative TSR component of the plan to 100% of target if absolute TSR is negative.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SAR in the form of shares. A SAR award usually vests over a three to five year period and is generally granted within the range of 1,000 to 20,000 SARs. The size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted a SARs award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2016, the Compensation Committee did not grant stock-settled SARs under the LTI Plan but SARs remain an element of executive compensation that the Compensation Committee has awarded in the past and may award in the future.

Stock Options

The Long-Term Incentive Compensation Plan permits the grant of stock options. Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option is based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted an option award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company has not granted any stock options since prior to fiscal 2011, and since fiscal 2011, has granted SARs versus stock options. The key consideration in our move to SAR grants versus stock option grants is the use of fewer shares upon the exercise of stock-settled SARs. However, stock options remain an element of executive compensation that the Compensations Committee may award again in the future.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. Restricted stock awards generally vest over a three to five year period and are fewer in number than stock-settled SARs to reflect their greater value. Restricted stock awards are generally granted in a range of 1,000 to 20,000 restricted shares. Based upon the analysis and recommendations from PM&P, including that both stock-settled SARs and restricted shares are considered time based grants, the Compensation Committee determined to grant restricted shares grants in lieu of stock-settled SARs. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. In fiscal 2016, the Compensation Committee granted restricted shares under the LTI Plan. The amount of the grants varied based on the recipient’s position, title and responsibility, subject to plan limits. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the restricted stock awards granted to each of the named executive officers during fiscal 2016.

Performance Shares

The Long-Term Incentive Compensation Plan permits the grant of performance shares. The 2014 LTI Plan performance share grants had a three-year performance period, which ended at the conclusion of fiscal 2016, with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. The fiscal 2014 LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee. The fiscal 2014 LTI Plan performance targets included (i) cumulative revenue (25% weighting) with a 50% payout at $2.43 billion three year cumulative revenue, a 100% payout at $2.99 billion three year cumulative revenue, and a 150% payout at $3.29 billion three year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $184 million three-year cumulative adjusted EBITDA, a 100% payout at $204 million three-year cumulative adjusted EBITDA, and a 150% payout at $225 million three-year cumulative adjusted EBITDA. The LTI Plan participants earned a portion of the performance share bonus based on the pre-established performance goal as our three-year cumulative revenue was $2.7 billion and our three-year cumulative adjusted EBITDA was $129.7 million, resulting in an 18% payout of performance shares in connection with the 2014 LTI Plan. Our CFO and Golf Division President received 1,263 and 1,793 performance shares, respectively, under the 2014 LTI Plan. Our International President was not eligible to participate in the 2014 LTI Plan. In fiscal 2015 and fiscal 2016, the Compensation Committee granted performance-based cash awards (as discussed below), under the LTI Plan to all LTI participants in lieu of performance-based share awards. The grants varied based on the recipient’s position, title and responsibility. Our CEO and President/COO did not receive grants of performance shares under the LTI Plan in fiscal 2014 but were alternatively granted a long term performance-based incentive plan award that pays in cash based on our level of achievement of cumulative revenue and adjusted EBITDA targets over a three-year performance period (as discussed below).

Performance-Based Awards Paid in Cash

The Long-Term Incentive Compensation Plan permits the grant of performance-based cash awards. Our CEO and President/COO did not receive grants of performance shares under the LTI Plans for fiscal 2014, fiscal 2015 or fiscal 2016 but were alternatively granted long term performance-based cash awards under the Long-Term Incentive Compensation Plan based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal targets and adjusted EBITDA weighted at 75% of the total cumulative performance goal targets over a three-year performance period. The fiscal 2014 LTI Plan performance-based cash awards to our CEO and President/COO had a three-year performance period, which ended at the conclusion of fiscal 2016, with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. For fiscal 2014, LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The fiscal 2014 LTI Plan performance targets for the performance-based equity incentive plan awards that pay in cash were the same performance targets as the target for the performance share awards and included (i) cumulative revenue (25% weighting) with a 50% payout at $2.43 billion three-year cumulative revenue, a 100% payout at $2.99 billion three-year cumulative revenue, and a 150% payout at $3.29 billion three-year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $184 million three-year cumulative pre-bonus adjusted EBITDA, a 100% payout at $204 million three-year cumulative adjusted EBITDA, and a 150% payout at $225 million three-year cumulative adjusted EBITDA. The CEO and President/COO earned a portion of their respective performance-based equity incentive plan awards that pay in cash under the fiscal 2014 LTI Plan based on the achievement of the defined performance goals, as our three-year cumulative revenue was $2.7 billion and three-year cumulative adjusted EBITDA was $129.7 million resulting in a $166,500 performance cash payment to each of the CEO and President/COO in connection with the 2014 LTI Plan.

In fiscal 2015, the Compensation Committee granted performance-based cash awards to all participants under the LTI Plan. The fiscal 2015, LTI Plans performance-based cash awards have a three-year performance period, which ends at the conclusion of fiscal 2017, with the outcome based on our level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. The fiscal 2015 LTI’s adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee. The grants varied based on position, title and responsibility. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the performance-based cash awards granted to each of the named executive officers during fiscal 2015.

In fiscal 2016, the Compensation Committee granted performance-based cash awards to all participants under the LTI Plan. The fiscal 2016 LTI Plan performance goals were established to award a performance-based incentive in the range of 90% at threshold, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, average adjusted ROIC and TSR ranges. The performance-based incentive vests at the end of a three-year performance period and actual payouts are interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based incentive component of the fiscal 2016 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

Executive Stock Ownership Policy; Hedge and Pledge Policy

It is our policy to strongly encourage stock ownership by our executive officers. This policy closely aligns the interests of management with those of shareholders. Under this policy, LTI Plan participants and any executive who at the time of employment is eligible by position to participate in the LTI Plan are expected to accumulate a certain number of shares over time and then retain such shares. Our Compensation Committee regularly reviews the stock ownership policy taking into consideration comparative compensation data and set stock ownership target, levels as a multiple of salary for our LTI Plan participants.

In conjunction with the Compensation Committee’s review of the compensation programs and considering input from Cook, our Compensation Committee set the stock ownership requirements effective March 2016 for our executive officers, , as follows:

•	CEO and Executive Chairman – five times base salary;

•	Chief Operating Officer – three times base salary;

•	Presidents, Executive Vice Presidents, Chief Financial Officer, Chief Merchandising Officers, Chief Information Officer – one times base salary; and

•	all other LTI Plan Participants – .5 times base salary.

Our stock ownership guidelines are posted in the “Our Company” section of our website at www.pery.com.

Pursuant to the Company’s Policy Statement on Hedging and Pledging of Company Securities, our directors and executive officers are prohibited from hedging the economic risk of ownership of our Company’s stock, including through the use of puts, calls and other derivative securities or from entering into any new pledge or margin arrangements after January 2015 that use our Company’s stock as collateral for a loan or other purposes, except with the prior approval of the Corporate Governance Committee based on the demonstrated financial ability of such director or executive officer. Our Hedging and Pledging Policy is posted in the “Our Company” section of our website at www.pery.com.

Clawback Policy

We have a Clawback Policy (the “Clawback Policy”), which covers all our executive officers and other applicable employees (the “Covered Officers”), and applies to performance cash and equity incentive compensation that is granted after the adoption of the Clawback Policy. Under the Clawback Policy, in the event of a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws, regardless of fault, the board may seek the return of the amount that was paid to the Covered Officer, based on the erroneous data and corrected under the accounting restatement. In the event that the board determines in its sole discretion that the Covered Officer’s act or omission contributed to the circumstances requiring the restatement, then we will use reasonable efforts to recover from such Covered Officers, up to 100% of such performance incentive-based compensation. Only performance incentive-based compensation paid or awarded during the two years preceding the financial restatement is subject to recoupment. Our Clawback Policy is posted in the “Our Company” section of our website at www.pery.com.

No Gross-Up Payments

None of our named executive officers has an employment agreement that provides for any gross-up to compensate for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control.

Employment Agreements

The following section describes the terms of employment agreements between us and certain of our executive officers. We compete for executive talent and believe that an employment agreement providing severance and other protections plays an important role in retaining George Feldenkreis, our Chairman and CEO. Mr. Feldenkreis’ employment agreement set forth the framework for his compensation in connection with fiscal 2016, and provided for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our Board of Directors. Mr. Feldenkreis is also eligible to participate in our annual incentive compensation plan with an annual threshold bonus opportunity equal to not less than 40% of his then current base salary, a target bonus opportunity (referred to as the “target bonus”) equal to not less than 110% of his then current base salary and a maximum bonus opportunity equal to not less than 130% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by our compensation committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first three months of each fiscal year during the term of the employment agreement. Lastly, Mr. Feldenkreis is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our Board of Directors in its sole discretion.

Under the terms of the employment agreement, Mr. Feldenkreis agreed that all future equity awards will provide for automatic vesting upon a change in control coupled with a termination of his employment without cause or for good reason (as defined in the employment agreement) within 24 months of the change in control.

The employment agreement also prohibits George Feldenkreis from competing with us during the employment period and for two years after termination of his employment or upon expiration of the term of the agreement, as applicable. In addition, Mr. Feldenkreis is prohibited from soliciting or doing business with any of our customers or clients or employing or attempting to employ any of our employees (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with us during the employment period and for two years after termination of his employment for any reason except for the termination of George Feldenkreis’ employment upon expiration of the term of the agreement. The prohibition on the non-solicitation of employees continues for one year after expiration of the term of the agreement. The terms of Mr. Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section entitled “Payout to Certain Executive Officers upon Termination or Change of Control.”

We also believe that the employment agreement we have with Oscar Feldenkreis, which provides for severance and other protections, plays an important role in our retention of Oscar Feldenkreis, our Vice Chairman, President and COO. Oscar Feldenkreis’ employment agreement, set forth the framework for his compensation in connection with fiscal 2016, provided for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our Board of Directors. Mr. Feldenkreis is also eligible to participate in the same annual incentive compensation plan (with the same percentage bonus opportunities) that George Feldenkreis is entitled to receive. He is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our Board of Directors in its sole discretion as well. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that if Oscar Feldenkreis is terminated without cause (as defined in his employment agreement) or he quits for good reason, Oscar Feldenkreis will receive all of the same benefits George Feldenkreis would receive upon his death or disability plus a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason. Additionally, Oscar Feldenkreis’ employment agreement contains two additional circumstances under which his resignation would qualify as a resignation for good reason. Oscar Feldenkreis would be deemed to have resigned for good reason if (a) we failed to promote him to chief executive officer after George Feldenkreis ceased to serve as our chief executive officer for any reason (other than a termination of George Feldenkreis’ employment by us for “cause,” (as is defined in George Feldenkreis’ employment agreement); or (b) following such promotion, we failed to retain Oscar Feldenkreis as our chief executive officer from the date of his promotion to the end of the term of his employment agreement.

The terms of Oscar Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

Effective September 9, 2013, we entered into an employment agreement with Stanley Silverstein, our International President, for a term of five years. The employment agreement provides for an annual salary of $500,000, subject to annual reviews for increases in the sole discretion of the Company’s Chief Executive Officer. Mr. Silverstein is also eligible to participate in the Company’s annual incentive compensation plan applicable to senior level executives as established and modified from time to time by the Company’s Board of Directors. For the fiscal year 2014, Mr. Silverstein was entitled to receive a guaranteed bonus of $175,000, less applicable tax deductions, payable in September 2014. Commencing fiscal year 2015, Mr. Silverstein was eligible for incentive compensation with an annual threshold bonus opportunity equal to 40% of his then current base salary, a target bonus opportunity equal to not less than 100% of his then-current base salary, and a maximum bonus opportunity equal to not less than 130% of his then-current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement. In addition, Mr. Silverstein was granted an aggregate of 120,000 shares of restricted stock, 20,000 shares of which vested on September 9, 2014, 25,000 shares of which vested on September 9, 2015, and 25,000 shares of which will vest on each of September 9, 2016, 2017 and 2018, respectively. The restricted stock will vest immediately upon a change in control (as defined in his employment agreement) and upon certain termination events as described below. Last, beginning in fiscal year 2016, Mr. Silverstein may, in the discretion of the Company, be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified by the Company’s Board of Directors in its sole discretion.

The employment agreement also prohibits Mr. Silverstein from competing with the Company or calling on, soliciting or doing business with any customer or client of the Company or any subsidiary during the employment period and for six months after Mr. Silverstein’s last date of employment with the Company. In addition, for two years after termination of his employment, Mr. Silverstein is prohibited from or employing or attempting to employ any employee of the Company, or any person that was employed with the Company during the last six months of Mr. Silverstein’s employment with the Company. The terms of the Mr. Silverstein’s agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

2016 EMPLOYMENT AGREEMENTS

In connection with our previously announced management succession plan, in April 2016, we entered into an Employment Agreement with our CEO to become Executive Chairman and an Employment Agreement with our President/COO to become our CEO and President. A full description of each of the Employment Agreements is described in the section of this proxy statement captioned “New Employment Agreement”.

Retirement Plans

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the named executive officers, who are eligible to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service on a pre-tax or post-tax basis after 90 days of service to us. We match 35% of each participant’s elective deferral to the 401(k) plan that does not exceed 6% of such participant’s eligible compensation for employees who earn less than $85,000 and 20% for other employees. All participant contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest after three years of service.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on multiple performance metrics that are consistent with our long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the Board of Directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if the CEO, President/COO or International President was terminated by us or at any time during the term of their employment during fiscal 2016 agreement or for a reason other than “cause” (as defined in the applicable employment agreement) and we later determine that such person’s employment could have been terminated by us for “cause,” then a “clawback” provision in the CEO’s, President/COO’s, or International President’s employment agreements requires the repayment to us immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than

“cause,” which amounts would not have otherwise been due to the executive officer in the event of a termination for “cause.” The board adopted a Clawback Policy applicable to our executive officers in connection with the potential recoupment of incentive-based compensation paid to all covered employees. Additionally, we adopted a pledge and no hedge policy to avoid activities that may conflict with our best interests and the interests of our shareholders.

We also rely on long-term incentives that reward senior executive based on our long-term business and strategic goals. We award long term equity compensation in the form of stock appreciation rights, restricted stock, performance shares and performance-based cash. Stock appreciation rights and restricted stock typically vest annually over a period of three to five years. Performance awards to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics and incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based cash awards are the same, as established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the Board of Directors. Additionally, we maintain equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves our executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both our senior level officers and our other employees. We do not believe that there are any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us or our businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens of obtaining the tax deduction outweigh the benefits.

For fiscal 2016, we met all the requirements to deduct all compensation except for the deduction, of executive perquisites, benefits, and the bonus of $197,747 to each of George Feldenkreis and Oscar Feldenkreis.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2016 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

/s/ J. David Scheiner, Chairman
/s/ Bruce J. Klatsky
/s/ Michael W. Rayden
/s/ Alexandra Wilson

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the SEC proxy rules presenting the compensation with respect to fiscal 2014, fiscal 2015 and fiscal 2016 of (i) George Feldenkreis, our Chief Executive Officer, (ii) Anita D. Britt, our Chief Financial Officer, and (iii) our three most highly compensated executive officers in fiscal 2016 other than the Chief Executive Officer and Chief Financial Officer, namely Oscar Feldenkreis, Stanley P. Silverstein and John F. Voith, which we collectively refer to as the “named executive officers”).

Summary Compensation Table

The following table discloses compensation paid or to be paid to the named executive officers with respect to fiscal 2016, fiscal 2015 and fiscal 2014.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)		SARS/ Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis, Chairman of the Board and Chief Executive Officer	2016 2015 2014	1,000,000 973,077 1,023,077	197,747 — —	(2)	370,055 925,035 925,008	(7) (8) (9)	— — —	166,500 — —	— — —	232,833 227,096 299,005	(13) (13) (13)	1,967,135 125,208 2,247,090

Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer	2016 2015 2014	1,000,000 1,000,000 1,038,462	197,747 — 800,000	(2) (5)	370,055 925,035 925,008	(7) (8) (9)	— — —	166,500 — —	— — —	358,644 136,543 192,313	(14) (14) (14)	2,092,946 2,061,578 2,955,783

Anita D. Britt, Chief Financial Officer	2016 2015 2014	423,425 411,000 422,500	— — —		82,251 123,308 246,595	(7) (8) (9,10)	— — —	68,541 — —	— — —	24,446 24,560 26,830	(15) (15) (15)	598,663 558,868 695,925

John F. Voith, President, Golf Division	2016 2015 2014	515,306 500,000 509,808	— — —		116,710 175,021 349,994	(7) (8) (9,11)	— — —	113,775 — —	— — —	26,758 25,204 27,707	(16) (16) (16)	772,549 700,225 887,509

Stanley P. Silverstein, President, International Development and Global Licensing	2016 2015 2014	509,808 500,000 195,437	— — 175,000	(6)	116,710 — 2,224,800	(7) (12)	— — —	234,438 50,000 —	— — —	19,708 19,835 6,641	(17) (17) (17)	880,664 569,835 2,601,878

(1)	Fiscal 2014 and Fiscal 2016 salary reflect 27 payments compared to 26 payments in fiscal 2015.
(2)	Represents a bonus paid in connection with expanding fiscal 2016 adjusted EBITDA margin to 6.1% which was driven by adjusted gross margin expansion of 170 basis points.
(3)	The amounts shown are the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 to our consolidated financial statement in our Annual Report on Form 10-K for fiscal 2016.
(4)	For fiscal 2016, the amount for each of George Feldenkreis and Oscar Feldenkreis represent the bonuses paid under the 2014 LTI Plan. For fiscal 2016, the amounts for each of Anita D. Britt, John F. Voith and Stanley P. Silverstein represent bonuses paid under the Management Incentive Compensation Plan based on performance criteria established and achieved in fiscal 2016, which will be paid in fiscal 2017. Stanley Silverstein was granted a $50,000 “gatekeeper” bonus for fiscal 2015 pursuant to the MIP Plan, paid in fiscal 2016.
(5)	Represents a bonus paid in connection with the sale of certain Asian trademark rights with respect to the John Henry brand pursuant to a divestment incentive bonus plan established to incentivize and reward executives for the successful and expeditious negotiation and close of the divesture of certain non-core trade names and businesses. The Compensation Committee approved a bonus pool in the amount of $1,000,000 for the plan. As a result of the John Henry transaction, which closed in the first quarter of fiscal 2014, we recorded a significant gain in the licensing segment. The Compensation Committee approved the bonus amount for the President/COO based on the magnitude of his responsibilities in the achievement of the close of the transaction and authorized management to allocate the remaining authorized bonus amount among other participants.
(6)	Represents guaranteed bonus paid to Mr. Silverstein for fiscal 2014 pursuant to his employment agreement.
(7)	Represents shares of restricted common stock that vest in three equal annual installments commencing on April 22, 2016: 14,820 shares for George Feldenkreis and Oscar Feldenkreis; 3,294 shares for Anita D. Britt; and 4,674 shares for John F. Voith and Stanley P. Silverstein.
(8)	Represents shares of restricted common stock that vest in three equal annual installments commencing on April 28, 2015: 62,250 shares for George Feldenkreis and Oscar Feldenkreis: 8,298 shares for Anita D. Britt; and 11,778 for John F. Voith.
(9)	Represents shares of restricted common stock that vest in three equal annual installments commencing on April 30, 2014: 52,647 shares for George Feldenkreis and Oscar Feldenkreis; 7,017 shares for Anita D. Britt; and 9,960 shares for John F. Voith.
(10)	Represents 7,018 shares of restricted stock granted in April 2013, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2016 and (b) Ms. Britt is still an employee of the Company on such date.
(11)	Represents: 9,960 shares of restricted stock granted in April 2013, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2016 and (b) Mr. Voith is still an employee of the Company on such date.
(12)	Consists of 120,000 shares of restricted stock, which vest as follows: (i) 20,000 shares on September 9, 2014 and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.

(13)	Consists of: (i) $6,663 for fiscal 2016 for personal use of our automobiles; (ii) $154,930, in each of fiscal 2016, 2015, and 2014 attributable to our payment of term life insurance premiums on policies for which George Feldenkreis’ family is the beneficiary; (iii) $2,929, $3,166, and $3,014 in fiscal 2016, 2015, and 2014, respectively, in our 401(k) matching contributions; (iv) $9,846, $9,846, and $9,089 in each of fiscal 2016, 2015, and 2014 for the imputed value of group life insurance benefits for which George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $34,209, $38,904, and $34,798, in fiscal 2016, 2015 and 2014, respectively, attributable to our payment of health and long term disability benefits; (vi) $19,581 in fiscal 2014 for country club membership fees; and (vii) $24,256, $20,250, $77,593, and, in fiscal 2016, 2015 and 2014, respectively, as reimbursement for the payment of New York non-resident income tax.
(14)	Consists of: (i) $11,474, $12,661, and $20,469, in fiscal 2016, 2015, and 2014, respectively, for Oscar Feldenkreis’ personal use of two of our automobiles; (ii) $26,008 in each of fiscal 2016, 2015 and 2014, attributable to our payment of term life insurance premiums on policies for which Oscar Feldenkreis’ family is the beneficiary; (iii) $2,795, $3,120, and $3,060, in fiscal 2016, 2015 and 2014, respectively, in our 401(k) matching contributions; (iv) $2,055, $1,214, and $1,146, for fiscal 2016, 2015, and 2014, respectively, for the imputed value of group life insurance benefits for which Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $33,688, 25,800, and $28,136, in fiscal 2016, 2015, and 2014, respectively, attributable to our payment of health and long term disability benefits; (vi) $20,940, $19,988, and $19,581, in each of fiscal 2016 , 2015, and 2014, respectively, for country club membership fees; and (vii) $261,684, $47,752, and $93,913, in fiscal 2016, 2015 and 2014, respectively, as reimbursement for the payment of New York non-resident income tax.
(15)	Consists of: (i) $12,000, $12,000, and $12,461, in each of fiscal 2016, 2015 and 2014, respectively, for Ms. Britt’s automobile allowance; (ii) $6,463, $6,702, and $6,353, in fiscal 2016, 2015 and 2014, respectively, attributable to our payment of health and long term disability benefits; (iii) $1,018, $996, and $1,021, in fiscal 2016, 2015 and 2014, respectively, for the imputed value of group life insurance benefits for which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iv) $1,560, $1,560, and $1,620, in fiscal 2016, 2015 and 2014, respectively, for a wireless phone allowance; and (v) $3,405, $3,302, and $5,375, in fiscal 2016, 2015 and 2014, respectively, as reimbursement for the payment of New York non-resident income tax.
(16)	Consists of: (i) $8,872, $8,639, and $8,639, in fiscal 2016, 2015 and 2014, respectively, attributable to our payment of health and long term disability benefits; (ii) $3,154, $2,182, and $2,134, in fiscal 2016, 2015 and 2014, respectively, for the imputed value of group life insurance benefits for which Mr. Voith’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iii) $1,560, $1,560, and $1,620, in fiscal 2016, 2015 and 2014, respectively, for a wireless phone allowance; (iv) $2,956, $3,120 and $3,092 in fiscal 2016, 2015 and 2014, respectively, in our 401(k) matching contributions and (v) $10,216, $9,703, and $12,222, in fiscal 2016, 2015 and 2014, respectively, as reimbursement for the payment of New York non-resident income tax.
(17)	Consists of: (i) $3,155, $3,155 and $1,213 in fiscal 2016, 2015 and 2014, respectively, for the imputed value of group life insurance benefits as to which Mr. Silverstein’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (ii) $1,560 for a wireless phone allowance in fiscal 2016, and fiscal 2015; (iii) $12,000 for Mr. Silverstein’s automobile allowance in fiscal 2016 and fiscal 2015; (iv) $2,993, $3,120, and $231 in fiscal 2016, 2015, and 2014, respectively, in our matching 401(k) contributions; and (v) $5,197 in fiscal 2014 for legal fees.

Grants of Plan-Based Performance Cash and Equity Awards

The following table provides information with respect to our short-term and long-term incentive awards made to our named executive officers under our compensation plans during fiscal 2016:

Grants of Plan-Based Awards
Name	Type of award	Grant Date	Estimated Future Payments Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George Feldenkreis, Chairman of the Board and CEO	Annual Incentive Award	4/22/2015	400,000	1,100,000	1,300,000	—	—	—	—	—
	Performance Unit Award	4/22/2015	—	—	—	740,000	1,480,000	2,220,000	—	—
	Restricted Share Grant	4/22/2015	—	—	—	—	—	—	14,820	370,055

Oscar Feldenkreis, Vice Chairman, President and COO	Annual Incentive Award	4/22/2015	400,000	1,100,000	1,300,000	—	—	—	—	—
	Performance Unit Award	4/22/2015	—	—	—	740,000	1,480,000	2,220,000	—	—
	Restricted Share Grant	4/22/2015	—	—	—	—	—	—	14,820	370,055

Anita D. Britt, Chief Financial Officer	Annual Incentive Award	4/22/2015	67,728	169,320	220,116	—	—	—	—	—
	Performance Unit Award	4/22/2015	—	—	—	82,200	164,400	246,600	—	—
	Restricted Share Grant	4/22/2015	—	—	—	—	—	—	3,294	82,251

John F. Voith, President, Golf Division	Annual Incentive Award	4/22/2015	82,400	206,000	267,800	—	—	—	—	—
	Performance Unit Award	4/22/2015	—	—	—	116,667	233,333	350,000	—	—
	Restricted Share Grant	4/22/2015	—	—	—	—	—	—	4,674	116,710

Stanley Silverstein, President, Int’l Development and Global Licensing	Annual Incentive Award	4/22/2015	206,000	515,000	669,500	—	—	—	—	—
	Performance Unit Award	4/22/2015	—	—	—	116,667	233,333	350,000	—	—
	Restricted Share Grant	4/22/2015	—	—	—	—	—	—	4,674	116,710

(1)	Reflects cash incentive amounts of 40% at threshold, 110% at target for our CEO and President/COO and 100% at target for our International President, and 130% at maximum of base salary that might have been paid to each named executive officer if such person had achieved pursuant to specific incentive performance levels based on various adjusted revenue growth, adjusted gross margin and/or adjusted operating profit margins ranges for fiscal 2016. The threshold performance level for adjusted gross margin was achieved and annual cash incentives were paid for fiscal 2016, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. These awards are described in further detail under “Compensation Discussion and Analysis” above.
(2)	Reflects the threshold, target and maximum dollar amounts of performance unit awards that, depending on performance results achieved with respect to specified target levels of earning before taxes, as adjusted, return on invested capital, as adjusted and relative total shareholder return versus our fiscal 2016 peer group, might be paid to each named executive officer at the completion of the three year performance period ending on February 3, 2018. Vested performance unit awards are paid in cash equal to the number of performance units that vest, multiplied by $1.00, less applicable tax withholding. These awards are described in further detail under the “Compensation Discussion and Analysis” above.
(3)	Represents time-vested restricted stock awarded to each named executive officer during fiscal 2016, which vest on a pro-rated basis over a three year period commencing on April 22, 2016. This amount is reflected in the “Stock Awards” column of the “Summary Compensation Table” set forth above. These time-vested restricted stock awards are described in further detail under “Compensation Discussion and Analysis” above.

None of our named executive officers participated in our pension plan and none of our named executive officers received any non-qualified deferred compensation during fiscal 2016.

Outstanding Equity Awards at Fiscal Year Ended January 30, 2016

The following table provides information with respect to outstanding stock options, SARS and restricted stock held by our named executive officers at January 30, 2016:

	Option/SARS Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARS Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Feldenkreis,	70,674	—	—	24.93	4/18/2017	—		—	—		—
Chairman of the Board and CEO	57,894	—	—	28.38	4/10/2018	—		—	—		—
	—	—	—	—	—	73,869	(2)	1,404,250	—		—

Oscar Feldenkreis,	70,674	—	—	24.93	4/18/2017	—		—	—		—
Vice Chairman, President and COO	57,894	—	—	28.38	4/10/2018	—		—	—		—
	—	—	—	—	—	73,869	(2)	1,404,250	—		—

Anita D. Britt,	6,036	—	—	24.93	4/18/2017	—		—	—		—
Chief Financial Officer	4,944	—	—	28.38	4/10/2018	—		—	—		—
	5,000	—	—	4.53	3/16/2019	—		—	—		—
	7,660	—	—	18.19	3/18/2019	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	11,165	(3)	212,247	—		—
	—	—	—	—	—	—		—	7,018	(6)	133,412

John F. Voith,	7,640	—	—	24.93	4/18/2017	—		—	—		—
President, Golf Division	6,261	—	—	28.38	4/10/2018	—		—	—		—
	9,696	—	—	18.19	3/18/2019	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	15,846	(4)	301,232	—		—
	—	—	—	—	—	—		—	9,960	(6)	189,340

Stanley P. Silverstein, President, International Development and Global Licensing	—	—	—	—	—	79,674	(5)	1,514,603	—		—

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 29, 2016, the last trading day of fiscal 2016, in the amount of $19.01 per share.
(2)	Includes (i) 14,820 shares of restricted stock that vest in three equal annual installments commencing on April 22, 2016; (ii) 41,500 shares of restricted stock that vest in two equal annual installments beginning on April 28, 2016 and (iii) 17,549 shares of restricted stock that vest on April 30, 2016.
(3)	Includes (i) 3,294 shares of restricted stock that vest in three equal annual installments commencing on April 22, 2016; (ii) 5,532 shares of restricted stock that vest in two equal annual installments beginning on April 28, 2016 and (iii) 2,339 shares of restricted stock that vest in two equal annual installments commencing on April 30, 2016.
(4)	Includes (i) 4,674 shares of restricted stock that vest in three equal annual installments commencing on April 22, 2016; (ii) 7,852 shares of restricted stock that vest in two equal annual installments beginning on April 28, 2016 and (iii) 3,320 shares of restricted stock that vest in two equal annual installments commencing on April 30, 2016.
(5)	Includes (i) 4,674 shares of restricted stock that vest in three equal annual installments commencing on April 22, 2016; and (ii) 75,000 shares of restricted stock which vest in three equal annual installments commencing on September 9, 2016.
(6)	These shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2016, provided that the Company has met certain performance criteria and he or she is still an employee of the Company.

Option Exercises and Stock Vested in Fiscal 2016

The following table provides information on stock option exercises and vesting of restricted stock held by the named executive officers during fiscal 2016:

	Option SARS Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
George Feldenkreis	15,764	708,519	38,299		933,127
Oscar Feldenkreis	263,042	6,077,790	38,299	(1)	933,127
Anita D. Britt	—	—	5,105		124,380
John F. Voith	—	—	7,246	(2)	176,543
Stanley P. Silverstein	—	—	25,000		616,500

(1)	Includes 10,476 shares withheld for the payment of taxes.
(2)	Includes 1,966 shares withheld for the payment of taxes.

PAYOUT TO CERTAIN EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to certain of our named executive officers as a result of (i) a termination of the executive due to death or disability, (ii) a termination of the executive without “cause” or the executive’s resignation for “good reason,” or (iii) a termination of the executive because a “change in control” has occurred and either we have terminated the executive without “cause” or the executive has quit for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination occurred on January 30, 2016, which was the last day of fiscal 2016. For information regarding payout upon termination or change in control in the new employment agreements entered into with Mr. George Feldenkreis and Oscar Feldenkreis in April 2016, see the section in this proxy statement captioned “New Employment Agreements” below.

In all cases of termination of these executives, the executives would be entitled to receive (a) base salary earned during fiscal 2016 but not paid as of the last day of our fiscal year, and (b) annual incentive compensation awards earned during fiscal 2016 but not paid as of the last day of our fiscal year. The potential termination payments described below do not include these amounts, which are reflected in the Summary Compensation Table.

Upon termination of the employment agreement of George Feldenkreis, our CEO, by reason of his death or disability (as defined in his employment agreement), Mr. Feldenkreis or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights, ,and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date and will be paid or distributed, as the case may be. In addition, all stock options held by Mr. Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Feldenkreis as of the date of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, if the termination of George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that he shall receive (i) all of his annual incentive compensation award, without pro ration, based on the actual achievement of the performance goals as established under such arrangement, with respect to the year in which the termination occurs, payable when such annual incentive compensation award is paid to our other senior executives; (ii) all performance-based compensation, without pro ration, payable in cash and based on a performance metric other than stock price, based on the actual achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives; and (iii) all performance-based equity incentive plan awards, which shall vest on the date that the performance goals established under such performance-based equity compensation arrangements are achieved. Additionally, Mr. Feldenkreis will receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

If George Feldenkreis is terminated by us for a reason other than “cause” (as defined in his employment agreement) and we later determine that his employment could have been terminated by us for “cause,” then a “clawback” provision in his employment agreement requires the repayment to us immediately upon written demand by our Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2016, he would have been entitled to receive $25,507 representing premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive, $925,000 relating to the fiscal 2014 long-term performance-based cash payout plan, $ 616,667 relating to the fiscal 2015 long-term performance based cash payout plan, $493,333 relating to the fiscal 2016 long-term performance based cash payout plan, for a total of $2,060,507.

If George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2016, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, $2,067,507, plus $1,000,000, which represents 100% of his base salary, for a total of $3,060,507.

If George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2016, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $2,060,507, plus $3,000,000, which represents 300% of his base salary, for a total of $4,060,507. Additionally, Mr. Feldenkreis’ 73,869 restricted stock would have vested.

The execution by George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

If the employment agreement of Oscar Feldenkreis, our President/COO, had terminated as a result of his death or disability as of the end of fiscal 2016, he would have been entitled to receive $36,283, which represents premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $925,000 relating to the fiscal 2016 long-term performance based cash payout plan, $616,667 relating to the fiscal 2015 long-term performance based cash payout plan and $493,333 relating to the fiscal 2016 long-term performance based cash payout plan, for a total of $2,071,283.

If Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2016, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, $2,071,283, plus $2,000,000, which represents 200% of his base salary, for a total of $4,071,283.

If Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2016, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above, $2,071,283, plus $3,000,000, which represents 300% of his base salary, for a total of $5,071,283. Additionally, Mr. Feldenkreis’ 73,869 restricted stock would have vested.

The execution by Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Upon termination of the employment agreement of Mr. Silverstein, our International President, by reason of his death or disability (as defined in his employment agreement), Mr. Silverstein or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) reimbursement for expenses accrued during the term of employment, (c) vested benefits (including vacation) accrued through the date of such termination, (d) the Shares will immediately vest, and (e) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein’s employment ends and which has not yet been paid.

Additionally, if Mr. Silverstein’s employment agreement is terminated without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, and a lump sum cash amount equal to 50% of his base salary.

Mr. Silverstein’s agreement also provides for severance in the event he is terminated by the Company without cause or by Mr. Silverstein for good reason within six months prior to or two years after a change in control. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that the Severance Payment will be increased to 200% of Mr. Silverstein’s base salary and bonus opportunity at target.

If Mr. Silverstein is terminated by the Company without cause (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for cause, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination without cause that would not have paid to him if he had been terminated for cause.

If Mr. Silverstein’s employment had terminated as a result of his death or disability as of the end of fiscal 2016, he would have been entitled to receive $37,462, which represents premiums for health insurance for Mr. Silverstein, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Silverstein’s employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2016, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, plus $257,000 which represents 50% of his base salary, for a total of $294,462. Additionally, Mr. Silverstein’s 79,674 shares of restricted stock would have vested.

If Mr. Silverstein’s employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2016, he would have been entitled to receive COBRA coverage, $37,462, plus $1,030,000, representing 200% of his base salary and 200% of his target bonus, for a total of $2,097,462. Additionally, Mr. Silverstein’s 79,674 shares of restricted stock would have vested.

The execution by Mr. Silverstein of a waiver of claims and general release is a condition to receiving the termination benefits described above.

NEW EMPLOYMENT AGREEMENTS

In connection with the previously announced succession plan by which Mr. George Feldenkreis would transition from his role as Chief Executive Officer to Executive Chairman of the Board and Mr. Oscar Feldenkreis would transition from his role as President and Chief Operating Officer to Chief Executive Officer and President. The Company entered into employment agreements, on April 20, 2016, with both Mr. George Feldenkreis and Mr. Oscar Feldenkreis, as more fully described below.

George Feldenkreis Employment Agreement

Mr. George Feldenkreis’ employment agreement provides that he will serve as the Company’s Executive Chairman of the Board of Directors. The employment agreement expires on the date Mr. George Feldenkreis’ employment is terminated, either by death, by the Company or by Mr. George Feldenkreis.

Mr. George Feldenkreis’ employment agreement initially provides for an annual salary of $750,000, subject to annual increases in the sole discretion of the Company’s Board of Directors. Mr. George Feldenkreis is also eligible to participate in the Company’s annual incentive compensation plan with a target bonus opportunity (referred to as the “target bonus”) equal to not less than 100% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first 90 days of each fiscal year during the term of the employment agreement. Mr. George Feldenkreis is also eligible to participate in the Company’s applicable long-term incentive compensation plans, as may be established and modified by the Company’s Board of Directors in its sole discretion. Finally, Mr. George Feldenkreis is entitled to participate in certain employee benefit programs and receive certain life insurance benefits and perquisites.

The employment agreement also prohibits Mr. George Feldenkreis from competing with the Company during the employment period and for two years after termination of his employment. In addition, Mr. George Feldenkreis is prohibited from calling on, soliciting or doing business with any of the Company’s customers or clients or employing any employee of the Company (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with the Company during the employment period and for two years after termination of his employment for any reason.

Upon termination of Mr. George Feldenkreis’ employment by reason of his death, “disability,” termination by the Company without “cause,” as such terms are defined in his employment agreement, or resignation by Mr. George Feldenkreis with at least three months’ advance notice (these events are collectively referred to as “retirement”), Mr. George Feldenkreis or his estate will be entitled to receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) a lump sum cash payment of $1,000,000, (d) 100% of his annual incentive compensation award based on actual performance over the entire performance period (or in the event of an earlier “change in control,” as defined in his employment agreement, through the date of the change in control), compared to the performance goals, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, stock options, stock appreciation rights, and all other equity-based long-term incentive compensation awards will vest pursuant to the original vesting schedule as if Mr. George Feldenkreis were still employed by the Company, subject, in the case of performance-based awards, to actual performance over the entire period (or in the event of an earlier change in control, through the date of the change in control) compared to the performance goals. All long-term performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid based on the achievement of the performance goals. In addition, all stock options held by Mr. George Feldenkreis as of the date of his death or disability that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. George Feldenkreis as of the date of his death or disability that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his death or disability.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by the Company without cause within six months prior to or two years after a change in control, or if he terminates his employment for “good reason” (as defined in the employment agreement) during such period. In such case, he will be entitled to receive the same amount for base salary, annual incentive compensation awards with respect to all years prior to the year in which termination occurred, health insurance benefits, and other amounts earned under his employment agreement, that would have been due to him in the event of his retirement, as described above. He would also receive (a) his pro rata “target bonus,” as defined in the employment agreement, and (b) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price, determined based on the portion of the performance period completed as of the date of his termination, and assuming that all target goals had been achieved as of the termination date. Additionally, Mr. George Feldenkreis would receive a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the termination date, assuming that all target goals had been achieved as of the termination date, all stock options held by Mr. George Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. George Feldenkreis as of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his termination.

If Mr. George Feldenkreis’ employment is terminated for any reason other than by the Company for cause and the Company later determines that his employment could have been terminated by the Company for cause or Mr. Feldenkreis breaches the noncompetition or nonsolicitation provisions in the employment agreement, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than cause, which amounts would not have otherwise been due in the event of a termination for cause, and all vested and unvested stock options and other equity-based awards then held by Mr. George Feldenkreis will expire.

Oscar Feldenkreis Employment Agreement

Mr. Oscar Feldenkreis’ employment agreement provides that he will serve as the Company’s Chief Executive Officer and President. The employment agreement expires on February 4, 2019.

Mr. Oscar Feldenkreis’ employment agreement initially provides for an annual salary of not less than $1,350,000, subject to annual increases in the sole discretion of the Company’s Board of Directors. Mr. Oscar Feldenkreis is also eligible to participate in the Company’s annual incentive compensation plan with a target bonus equal to not less than 100% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first 90 days of each fiscal year during the term of the employment agreement. Mr. Oscar Feldenkreis is also eligible to participate in the Company’s applicable long-term incentive compensation plans, as may be established and modified by the Company’s Board of Directors in its sole discretion. Finally, Mr. Oscar Feldenkreis is entitled to participate in certain employee benefit programs and receive certain life insurance and disability insurance benefits and perquisites.

The employment agreement also prohibits Mr. Oscar Feldenkreis from competing with the Company during the employment period and for two years after termination of his employment unless termination occurs as a result of the expiration of the term of the agreement. In addition, Mr. Oscar Feldenkreis is prohibited from calling on, soliciting or doing business with any of the Company’s customers or clients or employing any employee of the Company (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with the Company during the employment period and for two years after termination of his employment for any reason. If the agreement expires and Mr. Oscar Feldenkreis’ employment has not been terminated, the prohibition shall continue for one year after such expiration.

Upon termination of Mr. Oscar Feldenkreis’ employment by reason of his death or “disability,” as defined in his employment agreement, Mr. Oscar Feldenkreis or his estate will be entitled to receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata “target bonus,” as defined in the agreement, (d) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price determined on a pro rata basis based on the portion of the performance period completed as of the date of his death or disability, and assuming that all target goals had been achieved as of the date of his death or disability, (e) all premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the date of his death or disability, assuming that all target goals had been achieved as of the date of his death or disability. In addition, all stock options held by Mr. Oscar Feldenkreis as of the date of his death or disability that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Oscar Feldenkreis as of the date of his death or disability that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his death or disability.

Additionally, if the termination of Mr. Oscar Feldenkreis’ employment agreement occurs without cause or for “good reason” (as defined in the agreement), he will receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, and (c) 100% of his annual incentive compensation award based on the achievement of the performance goals with respect to the year in which the termination occurs. All restricted stock, restricted stock units, stock options, stock appreciation rights, and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date except in the case of performance shares, performance units and other performance-based equity awards, which shall vest based on the achievement of the performance goals. All long-term performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid based on the achievement of the performance goals. Additionally, Mr. Oscar Feldenkreis will receive a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. Finally, all stock options that were granted to Mr. Oscar Feldenkreis on or after February 1, 2008, all premiums on health insurance, and any other amounts earned under the employment agreement that have not been paid as of the termination date, will be treated or paid, as the case may be, the same way as if Mr. Oscar Feldenkreis had died or become disabled.

Mr. Oscar Feldenkreis’ agreement also provides for severance in the event he is terminated by the Company without cause within six months prior to or two years after a change in control, or if he terminates his employment for “good reason” (as defined in the agreement) during such period. In such case, he will be entitled to receive the same amount for base salary, annual incentive compensation awards with respect to all years prior to the year in which termination occurred, health insurance benefits, and other amounts earned under his employment agreement, that would have been due to him in the event of his retirement, as described above. He would also receive (a) his pro rata “target bonus,” as defined in the agreement, and (b) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price, determined based on the portion of the performance period completed as of the date of his termination, and assuming that all target goals had been achieved as of the termination date. Additionally, Mr. Oscar Feldenkreis would receive a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the termination date, assuming that all target goals had been achieved as of the termination date, all stock options held by Mr. Oscar Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Oscar Feldenkreis as of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his termination.

If Mr. Oscar Feldenkreis’ employment is terminated by the Company for any reason other than by the Company for cause and the Company later determines that his employment could have been terminated by the Company for cause or Mr. Oscar Feldenkreis breaches the noncompetition or non-solicitation provisions in the employment agreement, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than cause, which amounts would not have otherwise been due in the event of a termination for cause, and all vested and unvested stock options and other equity-based awards then held by Mr. Oscar Feldenkreis will expire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers, LLP our independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards Section 380, Communication with Audit Committees, as currently in effect.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers, LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP, its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended January 30, 2016, as amended, for filing with the SEC.

THE AUDIT COMMITTEE

/s/ Bruce J. Klatsky, Chairman
/s/ Jane E. DeFlorio
/s/ Michael W. Rayden
/s/ J. David Scheiner

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “say on pay” vote. This vote is to approve the compensation of our named executive officers as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our Board of Directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our named executive officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with shareholders to better understand their issues and concerns. The Board of Directors and management believe that it is useful and appropriate to seek the views of shareholders when considering the design and implementation of executive compensation programs.

Accordingly, we ask our shareholders to vote on the following resolution at the 2016 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – TO ADOPT THE COMPANY’S 2016 MANAGEMENT INCENTIVE COMPENSATION PLAN

In 2011, we adopted the 2011 Management Incentive Compensation Plan. Commencing in 2016, we can no longer grant awards that will be excluded from the limitations set forth in Section 162(m) of the Code unless our shareholders once again approve the 2016 Management Incentive Compensation Plan or a subsequent plan, which shareholder approval is required by Section 162(m) of the Code not later than every five years. As a result, in March 2016, our Board of Directors adopted, subject to shareholder approval, the 2016 Management Incentive Compensation Plan, which replaced the 2011 Management Incentive Compensation Plan. Shareholder approval of the 2016 Management Incentive Compensation Plan will enable future incentive compensation payments under the 2016 Management Incentive Compensation Plan to comply with the requirements of Section 162(m) of the Code and thus be fully deductible. The earning and payment of incentive compensation must be “performance-based,” as defined by the federal tax law and relevant regulations. The 2016 Management Incentive Compensation Plan provides for the award of incentive payments for performance periods of up to 36 months, subject to individual payment limits which are tied directly to the performance criteria established by the Compensation Committee. Our Board of Directors recommends that the 2016 Management Incentive Compensation Plan be adopted by the shareholders.

Summary of the Plan

The following is a general description of the terms and conditions of the 2016 Management Incentive Compensation Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 2016 Management Incentive Compensation Plan, which is filed herewith as Appendix A.

Purpose. The purpose of the 2016 Management Incentive Compensation Plan is to promote our success by providing performance-based cash bonus incentives to its participating key employees.

Eligibility. The persons eligible to receive bonuses under the 2016 Management Incentive Compensation Plan are all key employees (including our officers). We presently have five executive officers and two executive officer directors, and over 250 other employees. It is not possible to state the number of persons who will receive grants because the selection of participants rests within the discretion of the Compensation Committee.

Administration. The 2016 Management Incentive Compensation Plan is administered by the Compensation Committee, which must consist of not less than two directors, all of whom must be independent under Compensation Committee member shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the SEC and an outside director pursuant to Section 162(m) of the Code, and any regulations thereunder. Subject to the terms of the 2016 Management Incentive Compensation Plan, the Compensation Committee is authorized to select persons eligible to receive bonuses for any performance period, to establish the performance period, business criteria, and bonus formula that will be used to determine each participant’s bonus for the applicable performance period, and to determine the amount of each participant’s bonus. Additionally, the Compensation Committee is responsible for the administration of the 2016 Management Incentive Compensation Plan, in accordance with its terms and shall have the authority to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2016 Management Incentive Compensation Plan. The Compensation Committee has the authority to construe and interpret the 2016 Management Incentive Compensation Plan and any agreement or other document relating to any bonuses under the 2016 Management Incentive Compensation Plan, may adopt rules and regulations governing the administration of the 2016 Management Incentive Compensation Plan, and shall exercise all other duties and powers conferred on it by the 2016 Management Incentive Compensation Plan, or which are incidental or ancillary thereto.

Performance Bonuses. The Compensation Committee is authorized to award bonuses under the 2016 Management Incentive Compensation Plan to participants on terms and conditions established by the Committee.

The Compensation Committee, in its discretion, shall establish the performance periods, and shall set the business criteria and bonus formulas that will be used to determine the amount of the bonuses that will be payable to a participant for a performance period. The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria, and different bonus formulas, with respect to one or more participants.

If and to the extent that the Compensation Committee determines that these provisions of the 2016 Management Incentive Compensation Plan are to be applicable to any performance award, one or more of the following business criteria for the Company or a related entity (as defined in the 2016 Management Incentive Compensation Plan), on a consolidated basis, or for business or geographical units of the Company or a related entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the 2016 Management Incentive Compensation Plan: (1) earnings per share; (2) revenues; (3) royalties; (4) cash flow; (5) margin, gross margin or operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before unusual, infrequent or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured at targeted levels of, targeted levels of return on, or targeted levels of growth for such criteria, on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. To the extent permitted by Section 162(m), the Committee may include or exclude the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including without limitation (i) restructurings, discontinued operations, unusual or infrequently occurring items, transaction costs, litigation or claims and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. With respect to a bonus that the Compensation Committee in its sole discretion determines should not constitute “qualified performance-based compensation for purposes of Section 162(m) of the Code, the bonus formula may use any of the above criteria or any other business measurement of the Company, on a consolidated basis, and/or for related entities, or for business or geographical units of the Company and/or any related entity, or any other objective or subjective criteria that the Compensation Committee in its discretion shall determine. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

The maximum dollar value payable to any one participant under the 2016 Management Incentive Compensation Plan with respect to any 12-month performance period is $5,000,000. If the performance period is fewer than 12 months long, the maximum dollar value payable to anyone with respect to the performance period is $5,000,000 divided by 12, multiplied by the number of full months in the performance period.

The Compensation Committee may, in its discretion, reduce the amount of a bonus otherwise payable pursuant to the Management Incentive Compensation Plan, but may not exercise discretion to increase any such amount payable to a participant whose compensation is subject to the limitations of Section 162(m) of the Code.

The Compensation Committee also may, in its discretion, establish bonus pools and the bonus percentage of each participant for the performance period during which the bonus pool applies, which shall represent the participant’s share of the bonus pool.

Any bonuses granted by the Compensation Committee under the 2016 Management Incentive Compensation Plan shall be paid as soon as practicable following the Committee’s certification that the business criteria and any other material terms previously established by the Compensation Committee or set forth in the 2016 Management Incentive Compensation Plan have been met. The Compensation Committee, in its discretion, may make payment of any bonus to a participant in a number of annual installments determined by the Compensation Committee.

Amendment and Termination. Our Board of Directors or the Compensation Committee may amend, suspend, or terminate the 2016 Management Incentive Compensation Plan, in whole or in part, and if suspended or terminated, may reinstate, any or all of its provisions, without further shareholder approval, except shareholder approval must be obtained for any amendment if such approval is necessary to comply with Section 162(m) of the Code or other applicable law. Thus shareholder approval may not necessarily be required for every amendment to the 2016 Management Incentive Compensation Plan which might increase the cost of the 2016 Management Incentive Compensation Plan or alter the eligibility of persons to receive bonuses thereunder. Unless the shareholders re-approve the material terms of the 2016 Management Incentive Compensation Plan at an annual meeting of shareholders that occurs no later than 2021, no bonuses shall be paid under the 2016 Management Incentive Compensation Plan with respect to performance periods that begin after the annual shareholder’s meeting, unless the Compensation Committee determines that such bonuses shall not be intended to qualify under Section 162(m) of the Code.

Company Policies. All bonuses under the 2016 Management Incentive Compensation Plan shall be subject to any of our applicable clawback or recoupment policy which may be adopted from time to time by the Board or the Compensation Committee.

Section 409A Compliance. The 2016 Management Incentive Compensation Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to the Plan. If and to the extent that any payment under the 2016 Management Incentive Compensation Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the 2016 Management Incentive Compensation Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If a bonus is subject to Section 409A of the Code, (1) payment shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payments to be made upon a termination of continuous service shall only be made upon a “separation from service” under Section 409A of the Code, and (3) in no event shall a participant, directly or indirectly, designate the calendar year in which a payment is made except in accordance with Section 409A of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since September 18, 2013. Fees for audit services paid to PricewaterhouseCoopers LLP totaled approximately $1,425,000 in fiscal 2016 and $1,376,000 in fiscal 2015, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC registration statements and filings, in fiscal 2016 and fiscal 2015.

Audit-Related Fees

We paid fees of $16,000 to PricewaterhouseCoopers LLP for audit-related services in fiscal 2016. We did not pay any fees for audit-related services in fiscal 2015.

Tax Fees

We did not pay any fees for tax-related services in fiscal 2016. We paid fees of $7,000 to PricewaterhouseCoopers LLP for tax-related services in fiscal 2015.

All Other Fees

We did not procure any other services from PricewaterhouseCoopers LLP in either fiscal 2016 or fiscal 2015.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2016, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since September 2013. The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending January 28, 2017. One or more representatives of PricewaterhouseCoopers LLP, are expected to be present at the 2016 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the 2016 Annual Meeting as a matter of good corporate governance practice. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. If this occurs, the Audit Committee intends to evaluate the audit services the Company currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interests of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5: TO VOTE UPON AMENDMENTS TO ARTICLE IV AND ARTICLE VII OF THE FOURTH RESTATED ARTICLES OF INCORPORATION REGARDING ADVANCE NOTICE OF NOMINATIONS AND PROPOSALS

Information on the Proposed Amendments

The changes to Article IV and Article VII of our Fourth Restated Articles of Incorporation are intended to eliminate from the Fourth Amended and Restated Articles of Incorporation the shareholder nomination and proposal requirements that the Company plans to further amend and include in the Company’s Amended and Restated Bylaws (the “Bylaws”). Among other things, Article VII specifies the process by which shareholders may nominate persons for the election as a director and the information that must be provided by shareholders in connection with a nomination. Similarly, Article IV specifies the process by which shareholders may make proposals to be considered at the Company’s annual meeting of shareholders. Article IV and Article VII currently specify that, in order for a shareholder to nominate a person for the election as a director or for a shareholder proposal to be properly brought before the annual meeting, the shareholder must provide the Company with timely notice. Under the Company’s Fourth Restated Articles of Incorporation, notice is considered timely for purposes of shareholder nominations and proposals only if such notice is received by the Company not less than sixty (60) nor more than ninety (90) days prior to the Company’s annual meeting. With respect to meetings of shareholders for which less than seventy (70) days notice of the date of the meeting is given, to be timely, notice must be received no later than the close of business on the tenth (10th) day following the earlier of the day notice of the meeting was mailed, or the day public disclosure of the meeting was made.

If Proposal 5 is approved, the provisions in the Company’s Bylaws relating to shareholder nominations and proposals will govern. Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for director, timely notice of the nomination would need to be given to and received by the Company in advance of the meeting. Ordinarily, such notice would need to be delivered to, or mailed and received by, the Secretary at the principal office of the Company not earlier than the close of business on the one hundred and twentieth (120th) calendar day and not later than the close of business on the ninetieth (90th) calendar day prior to the one-year anniversary date of the immediately preceding year’s annual meeting of shareholders or special meeting held in lieu thereof (the “Anniversary Date”); provided, however, that in the event that the date of the annual meeting of shareholders is more than thirty (30) calendar days before or more than sixty (60) calendar days after the Anniversary Date, or if the Company did not hold an annual meeting of shareholders or a special meeting in lieu thereof in the preceding fiscal year, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the later of (i) the close of business on the ninetieth (90th) calendar day prior to such annual meeting or (ii) the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting was first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased but only with respect to such newly-created directorships. Under the Company’s Bylaws, the shareholder submitting the notice of nomination for election of a director would be required to set forth therein (i) the name, age, business and residence address of the person or persons to be nominated, (ii) the principal occupation or employment during the past five years of such person or persons, (iii) the number of shares of stock of the Company that are beneficially owned by such person or persons, (iv) whether such person or persons are or have been during the past five years directors, officers or beneficial owners of five percent (5%) or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description of that position or ownership, (v) any directorships or similar positions, and/or beneficial ownership of 5% or more of any class of capital stock, partnership interests or other equity interest held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (vi) whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other government, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, (vii) a description of any arrangements or understandings between the shareholder and the proposed nominee, (viii) the consent of each such person to serve as a director, if elected, (ix) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and (x) certain other information specified in the Bylaws. In addition, the shareholder’s notice would be required to set forth with respect to the proposing shareholder (i) the name and business address and the record name and record address of the shareholder proposing such nomination, (ii) the class, series and number of shares of stock which are beneficially owned by the shareholder, and (iii) certain other information which will be specified in the Bylaws.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to and received by the Company within the time limits described above. Such notice would be required to set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class, series and number of shares of stock which are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business, and (v) certain other information specified in the Company’s Bylaws.

In the event the Company calls a special meeting of shareholders to elect one or more directors, a shareholder may nominate a candidate if an advance notice of nomination from such shareholder is given and received in writing and delivered to, or mailed and received by, the Secretary at the principal office of the Corporation not later than the later of (i) the close of business on the ninetieth (90th) calendar day prior to the scheduled date of such special meeting or (ii) the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such special meeting of shareholders was first made (or if that day is not a business day for the Corporation, on the next succeeding business day). The notice of nomination from such shareholder must also include the same information described above.

The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Exchange Act relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a shareholder must meet under Rule 14a-8 of the Exchange Act to have a proposal included in the Company’s proxy statement for an annual meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

The Company believes the director nomination and shareholder proposal requirements are generally more appropriately addressed in its Bylaws, which can be amended by the Board of Directors without the delay and expense associated with seeking the shareholder approval required to amend the Articles of Incorporation.

Anti-Takeover Effects

Future changes in the notice requirements for director nominations and shareholder proposals could, under certain circumstances, have an anti-takeover effect by, for example, making it more difficult for a person seeking to effect a change in the composition of the Board of Directors. However, this proposal to amend the Fourth Restated Articles of Incorporation is not in response to any effort of which the Company is aware to obtain control of the Company, nor is it a part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders.

Proposed Amendments to the Articles of Incorporation

Proposal 5 is a proposal to approve the following resolutions approving amendments deleting Article IV and Article VII of the Company’s Fourth Restated Articles of Incorporation:

RESOLVED, that Article IV of the Fourth Amended and Restated Articles of Incorporation be deleted in its entirety and that the remaining Articles of the Fourth Amended and Restated Articles of Incorporation be renumbered accordingly; and

RESOLVED, that Article VII of the Fourth Amended and Restated Articles of Incorporation be deleted in its entirety and that the remaining Articles of the Fourth Amended and Restated Articles of Incorporation be renumbered accordingly.

The general description of the proposed amendments to the Fourth Restated Articles of Incorporation set forth above is qualified in its entirety by reference to the complete text thereof, which is contained in the Articles of Amendment attached as Appendix B to this proxy statement. If the foregoing resolutions are approved at the 2016 Annual Meeting, the amendments deleting Articles IV and VII will become effective upon the filing by the Company with the Florida Secretary of State of the State of Florida of the Articles of Amendment or a Fifth Restated Articles of Incorporation.

Vote Required

Approval of the amendments deleting Article IV and Article VII of our Fourth Restated Articles of Incorporation requires the affirmative vote of a majority of the votes cast on this proposal. Broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” this proposal. If approved, the amendments to the Articles will become effective upon the filing of the Fifth Restated Articles of Incorporation with the Florida Secretary of State, which we intend to do following the Annual Meeting. If this proposal is not approved by the shareholders, the advance notice provisions regarding director nominations and shareholder proposals will remain in the Fourth Restated Articles of Incorporation.

Board of Directors’ Recommendation

For all of the above reasons, the Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the proposed amendments to Article IV and Article VII of our Fourth Restated Articles of Incorporation, as described above and as set forth in Appendix B to this proxy statement.

PROPOSAL 6: TO VOTE UPON AN AMENDMENT TO ARTICLE VI OF THE FOURTH RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

The Board of Directors has adopted resolutions proposing to amend Article VI, Section B of our Fourth Restated Articles of Incorporation to phase out the classification of the Board of Directors of the Company over a three-year period commencing at the 2017 annual meeting of shareholders. Despite the concerns of our Board of Directors explained further below that a classified board has been very beneficial to the Company over the past eighteen years that it has been in effect, our Board is seeking shareholder approval of the amendment. If approved by shareholders, the amendment would be reflected in the Fifth Restated Articles of Incorporation of the Company. The amendment to Article VI, Section B is attached to this proxy statement as Appendix C.

General Information on the Proposed Amendment

Article VI, Section B of our Fourth Restated Articles of Incorporation currently requires that our Board of Directors be divided into three classes, nearly equal in number as possible, with each class of directors elected to serve three-year staggered terms of office. If the proposed amendment is approved at the 2016 Annual Meeting, our classified (three-year, staggered) board structure would be phased out, and the annual election of the entire Board of Directors would be phased in over a three-year period commencing at the 2017 annual meeting of shareholders and concluding at the 2019 annual meeting of shareholders. Thus, if the proposed amendment is approved, from and after the 2019 annual meeting of shareholders, all members of our Board of Directors would be elected at the same time to serve an annual (one-year) term.

If approved, the proposed amendment would not affect the director-nominees who are elected at the 2016 Annual Meeting, and the term of office of such directors would expire at the 2019 annual meeting of shareholders. Directors who are elected at the 2016 Annual Meeting would be the final “class of directors” elected to serve for a three-year term. If approved, the proposed amendment also would not affect the term of any director currently serving in a class who was elected prior to the 2016 Annual Meeting, each of whom will complete his or her three-year term expiring at the 2017 annual meeting of shareholders or the 2018 annual meeting of shareholders, as applicable. If the proposed amendment is approved, director-nominees elected at the 2017 annual meeting of shareholders would become the first group of directors elected to serve for an annual term, and director-nominees elected at all subsequent annual meetings would also be elected to serve for an annual term expiring at the immediately following annual meeting.

Board of Directors’ Considerations and Reasons for the Proposed Amendment

The Board of Directors continues to believe that a classified board structure offers numerous benefits, including stability and continuity of leadership, the development of institutional knowledge, and protection against unsolicited takeover attempts. The Board also believes that the Company has benefited from having a classified board structure in place since it was first approved by shareholders in 1998, almost two decades ago. Our experience has been that a classified board has been beneficial to the Company because, among other things: (i) it promotes stability and continuity of the Company’s strategy, oversight, and policies by encouraging our directors to look to the long-term best interests of the Company and our shareholders instead of being distracted by the short-term focus of special interests or a minority of shareholders that may have a short-term investment horizon; (ii) directors with historical knowledge of, and intimate familiarity with, the Company may be better able to provide informed oversight of corporate policies and have the perspective necessary for the orderly development of sound, long-term strategic planning; (iii) an abrupt change in a Company’s board of directors could impair the Company’s ability to achieve its long-term strategic goals; (iv) a classified board enhances the ability of the company’s employees, shareholders, customers and suppliers, as well as others with whom the company does business, to rely on the continuity and stability of the company’s corporate policies; (v) our classified Board provides directors with a platform on which to focus on the execution of long-term strategies for the growth and profitability of the Company’s business; (vi) the overlapping of director terms resulting from a classified board allows our directors to gain a deeper understanding of the Company’s business; (vii) with a classified board, at any one time, a majority of the directors in office will be individuals with prior experience and in-depth knowledge of the Company’s business, which should better enable them to make long-term decisions in the best interests of the Company and its shareholders; (viii) classified boards enhance the independence of non-employee directors by providing them with a longer term of office, thus reducing management’s ability to pressure directors to act too quickly or in an uninformed manner; and (ix) longer terms for boards of directors help attract more qualified candidates willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.

Our Company has demonstrated a strong commitment to recruit new independent and highly-qualified directors who have perspectives, insights, experiences and competencies that expand the depth and breadth of the Board. All six of our independent directors have joined our Board since the beginning of 2014. A classified board has not impeded the Company from taking the necessary steps to refresh our Board of Directors from time to time with new independent, highly-qualified and very experienced directors. In fact, we believe that the opposite is true as evidenced by the two new independent directors, who were elected to our Board at our 2015 Annual Meeting of shareholders. These recently elected independent directors have brought to our Board extensive experience in apparel, wholesaling, brand building, licensing and retailing, as well as experience serving on the boards of directors of companies in the apparel, retail and other industries that has been, and continues to be, extremely beneficial to our Board and the Company.

We believe that our classified board structure helped us attract these highly qualified candidates and made them more willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment. Had we not had a classified board structure and the ability to nominate Messrs. Klatsky and Rayden to three-year terms, we do not believe we would have been able to attract board candidates of their caliber, particularly given the other challenges facing the Company at that time. In addition, since these directors were each elected at our 2015 Annual Meeting of shareholders for a three-year term expiring at our 2018 Annual Meeting of shareholders, our shareholders can expect to have the benefit of their substantial industry expertise, public company board experience and insight for a significantly longer period of time than had they been elected to one-year terms. We believe the independence of all our non-employee directors is enhanced by three-year terms since directors are less vulnerable to pressure to act too quickly or in an uninformed manner.

Notwithstanding the Board’s views as to the numerous benefits of a classified board structure and how the Company has benefitted from its classified board structure for almost two decades, in resolving to adopt and recommend the proposed amendment, the Board of Directors considered the advisory vote received at last year’s annual meeting with respect to the board declassification proposal submitted to the company by a shareholder. That shareholder proposal received support from the holders of more than a majority of the votes cast at the 2015 annual meeting of shareholders. Although last year’s declassification proposal was advisory and, therefore, the voting results constituted only a non-binding recommendation by shareholders for action by the Board of Directors, the Board of Directors believes it is appropriate that it demonstrate its responsiveness to the vote of the shareholders at the 2015 annual meeting of shareholders with respect to declassification of the Board of Directors. Accordingly, because the advisory proposal received a majority of the votes cast at the 2015 annual meeting of shareholders, the Board of Directors is recommending that shareholders adopt the proposed amendment to declassify the Board of Directors.

Text of the Proposed Amendment to the Articles of Incorporation

The general description of the proposed amendment to the Fourth Restated Articles of Incorporation set forth above is qualified in its entirety by reference to the complete text thereof, which is contained in the amendment to Article VI, Section B of the Fourth Restated Articles of Incorporation attached as Appendix C to this proxy statement. New language is underlined and deleted language is marked through to indicate the changes made as a result of the amendment.

If the attached amendment is approved at the 2016 Annual Meeting, it will become effective upon the filing by the Company with the Florida Secretary of State of the Fifth Restated Articles of Incorporation.

The Board of Directors has also conditionally approved conforming amendments to the Company’s Bylaws. If the amendment to declassify the Board of Directors is approved, these conforming amendments would become effective immediately upon the effectiveness of the amendment to declassify the Board of Directors. Shareholder approval is not required for these conforming amendments to the Company’s Bylaws and shareholders are not being asked to vote on those amendments.

Vote Required

Approval of the amendment to declassify the Board of Directors requires the affirmative vote of a majority of the votes cast on this proposal. Broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” this proposal. If approved, the amendment to the Articles will become effective upon the filing of the Fifth Restated Articles of Incorporation with the Florida Secretary of State, which we intend to do following the Annual Meeting. If this proposal is not approved by the shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided in the current Fourth Restated Articles of Incorporation and Bylaws.

Board of Directors’ Recommendation

Notwithstanding the Board’s views as to the numerous benefits of a classified board structure and how the Company has benefitted from its classified board structure for almost two decades, the Board of Directors recommends that shareholders vote “FOR” the approval of the proposed amendment to Article VI of our Fourth Restated Articles of Incorporation, as described above and as set forth in Appendix C to this proxy statement.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement or Annual Report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the proxy statement be mailed in the future.

OTHER BUSINESS

Our board knows of no other business to be brought before the 2016 Annual Meeting. If, however, any other business should properly come before the 2016 Annual Meeting, the persons named in the accompanying proxy card will vote the proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AT 2017 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2017 Annual Meeting must deliver a proposal in writing to our principal executive offices, located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attn: General Counsel, no later than [February      , 2017.] In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

Our Fourth Restated Articles of Incorporation and Amended and Restated Bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in our proxy statement and director nominations that a shareholder wishes to present directly at an annual meeting. For such shareholder proposals and director nominations to be properly brought before the 2017 Annual Meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the address listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. All such shareholder proposals and director nominations must comply with the requirements of our Fourth Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which may be obtained at no cost from the Secretary of the Company. If notice is not so provided, the notice will be considered untimely under Rule 14a-4 under the Exchange Act and our proxies will have discretionary voting authority with respect to such proposal, without including information regarding such proposal in our proxy materials.

APPENDIX A

PERRY ELLIS INTERNATIONAL, INC.

2016 MANAGEMENT INCENTIVE COMPENSATION PLAN

Section 1. Purpose of Plan

The purpose of the Plan is to promote the success of Perry Ellis International, Inc. by providing performance-based cash bonus incentives to its participating key employees.

Section 2. Definitions and Terms

2.1. Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles.

2.2. Specific Terms. The following words and phrases as used herein shall have the following meanings:

“Bonus” means a cash payment or payment opportunity as the context requires.

“Bonus Formula” means the formula, determined by the Committee in its discretion, that is a function of the Business Criteria selected by the Committee, to determine each Participant’s Bonus for a Performance Period.

“Business Criteria” means, with respect to a Bonus that the Committee has determined should constitute “qualified performance-based compensation” for purposes of Section 162(m), one or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or any Related Entity (except with respect to the total shareholder return and earnings per share criteria): (1) earnings per share; (2) revenues; (3) royalties; (4) cash flow; (5) margins, gross margin or operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before unusual, infrequent or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured at targeted levels of, targeted levels of return on, or targeted levels of growth for such criteria, on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. To the extent permitted by Section 162(m), the Committee may include or exclude the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including without limitation (i) restructurings, discontinued operations, unusual or infrequently occurring items, transaction costs, litigation or claims, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles. With respect to a Bonus that the Committee has determined should not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, “Business Criteria” means any of the above criteria or any other business measurement of the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or any Related Entity, or any other objective or subjective criteria, that the Committee in its discretion shall determine.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Perry Ellis International, Inc. a Florida corporation, and any successor whether by merger, ownership of all or substantially all of its assets or otherwise.

“Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of employee, director, consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of employee, director, consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of employee, director, consultant or other service provider (except as otherwise determined by the Committee). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Covered Employee” means a Participant who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

“Effective Date” means the effective date of the Plan, March 17, 2016.

“Executive” means a key employee (including any officer) of the Company.

“Outside Director” means an “outside director” within the meaning of Section 162(m) of the Code or any successor provision thereto.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the period (not to exceed 36 months) established by the Committee with respect to which the Business Criteria and Bonus Formulas are set by the Committee and during which the Business Criteria are measured and must be satisfied.

“Plan” means this Management Incentive Compensation Plan, as may be amended from time to time.

“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the Board of Directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

Section 3. Bonus Provisions

3.1. Selection of Participants. The Committee shall determine those Executives who will be Participants in the Plan for each Performance Period.

3.2. Establishment of Performance Periods, Business Criteria, and Bonus Formulas. The Committee, in its discretion, shall establish Performance Periods, and shall set the Business Criteria and the Bonus Formulas that will be used to determine the amount of the Bonuses that may be payable to a Participant for a Performance Period. Business Criteria and Bonus Formulas shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Bonuses, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or on such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods, different Business Criteria, and different Bonus Formulas with respect to one or more Participants.

3.3. Determination of Bonus; Limitation. Subject to the provisions of this Section, each Participant may receive a Bonus, generally determined by applying the Bonus Formula applicable to the Participant, to the Business Criteria results for the Bonus Period. However, Bonuses shall be subject to adjustment as provided in Section 3.5, below. In addition, the maximum dollar value payable to any one Participant under the Plan in any year with respect to any 12-month Performance Period is $5,000,000. If the Performance Period is fewer than 12 months long, the maximum dollar value payable to anyone with respect to the Performance Period is $5,000,000, divided by 12, and multiplied by the number of full months in the Performance Period.

3.4. Committee Discretion to Determine Conditions. The Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of additional financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

3.5. Adjustments. The Committee may, in its discretion, reduce the amount of a Bonus otherwise payable pursuant to the Plan, but may not exercise discretion to increase any such amount payable to a Covered Employee. The Committee shall specify the circumstances in which such Bonuses shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of the Bonus awards.

3.6. Bonus Pools. The Committee, in its discretion, may establish bonus pools, the amount of which may be determined with regard to formulas involving Business Criteria, from which Bonuses may be paid. If the Committee establishes a bonus pool, it shall determine a bonus percentage for each Participant for the Performance Period during which the bonus pool applies, which shall represent that Participant’s share of the Bonus Pool. The Committee may determine the bonus percentage for each Participant using the subjective and objective factors the Committee, in its sole discretion, deems appropriate. Bonus percentages shall be determined at such times as may be required to comply with Section 162(m) of the Code.

3.7. Termination of Continuous Service During Performance Period. Subject to any employment agreement between the Company or any Related Entity and any Participant or applicable law, the Committee may provide with respect to each award of a Bonus the circumstances in which, and the terms and conditions under which, a Bonus shall be paid or forfeited in the event of a Participant’s death or disability prior to the end of a Performance Period or in the event a Participant’s Continuous Service terminates prior to the last day of the Performance Period for which the Bonus is otherwise payable.

3.8. Accounting Changes. If, after the Bonus Formulas are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under the Plan for such Performance Period shall be determined without regard to such change.

3.9. Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the Business Criteria and any other material terms previously established by the Committee or set forth in the Plan have been satisfied, that the amount of the Bonus has been determined, and that the Bonus for each Participant has been determined in accordance with the terms, conditions and limits of the Plan.

3.10. Time and Manner of Payment. Any Bonuses granted by the Committee under the Plan shall be paid only after the end of the relevant Performance Period and as soon as practicable following the Committee’s determinations and the certification of the Committee’s findings provided under Section 3.9 of the Plan. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion, may make payment of any Bonus to a Participant in a number of annual installments determined by the Committee or at such time or times as the Committee determines will not result in the Company’s deduction for any such payment being reduced by operation of §162(m) of the Code. In considering the payment of any Bonus, the Committee shall take into account the impact of Section 409A of the Code on the tax consequences of the Participant.

Section 4. Administration of the Plan

4.1. The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two Outside Directors. Each Committee member shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the Securities and Exchange Commission and the applicable stock exchange on which the Shares trade or are quoted and an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder, in each case at such time as the Company becomes subject to the respective regulatory regime. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more of the Committee’s members or to officers of the Company the authority to exercise all duties and responsibilities of the Committee under the Plan, including those listed in Section 4.2 below or such of those duties and responsibilities as may be specified by the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

4.2. Powers of the Committee. The Committee shall have the sole authority to select the Executives who are eligible to be Participants for any Performance Period and the Business Criteria and Bonus Formula that will be used to determine each Participant’s Bonus for the applicable Performance Period, and determine the amount of each Participant’s Bonus. Additionally, the Committee shall otherwise be responsible for the administration of the Plan, in accordance with its terms and shall have the authority to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

4.3. Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

4.4. Express Authority to Change Terms and Conditions of Bonus. Without limiting the Committee’s authority under other provisions of the Plan, the Committee shall have the authority to accelerate a Bonus, and to waive restrictive conditions for a Bonus (including any forfeiture conditions), in such circumstances as the Committee deems appropriate.

4.5. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Covered Employees, satisfies any applicable requirements as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

Section 5. General Provisions

5.1. No Right to Bonus or Continued Service. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to continued service with the Company and its Related Entities. The Company and the Related Entities expressly reserve any and all rights to discharge an Executive in its or their sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company or Related Entity and the Executive. Notwithstanding any other provision hereof, the Company shall have no obligation to pay any Bonus hereunder, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2. Discretion of Company, Board of Directors, and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be final, conclusive and binding upon all persons, including the Company, the stockholders, and the Participants.

5.3. Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission. The Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its Related Entities and to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, for any cost or expense, including attorneys’ fees, or liability arising out of or in connection with any action, omission, or determination relating to the Plan, unless such action, omission, or determination was taken or made in bad faith.

5.4. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6. Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Florida.

5.7. Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Business Criteria used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

5.8. Company Policies. All Bonuses under the Plan shall be subject to any applicable clawback or recoupment policy of the Company adopted from time to time by the Board or the Committee.

5.9. Section 409A Compliance. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to the Plan. If and to the extent that any payment under the Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If a Bonus is subject to Section 409A of the Code, (1) payment shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payments to be made upon a termination of Continuous Service shall only be made upon a “separation from service” under Section 409A of the Code, and (3) in no event shall a participant, directly or indirectly, designate the calendar year in which a payment is made except in accordance with Section 409A of the Code.

Section 6. Effective Date, Amendments, Suspension or Termination of Plan

The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company after the Effective Date. Except to the extent prohibited by applicable law, the Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code or other applicable law. Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

To the extent necessary to comply with the requirements under Section 162(m), the material terms of the Plan shall be submitted to the shareholders of the Company for re-approval at a meeting of shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the material terms of the Plan. Unless the shareholders re-approve the material terms of the Plan at such shareholders’ meeting, no Bonuses shall be paid under the Plan with respect to Performance Periods that began after such shareholders’ meeting, unless the Committee determines that such Bonuses shall not be intended to qualify under Section 162(m).

APPENDIX B

ARTICLES OF AMENDMENT

TO

FOURTH RESTATED

ARTICLES OF INCORPORATION

OF

PERRY ELLIS INTERNATIONAL, INC.

a Florida corporation

Perry Ellis International, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is Perry Ellis International, Inc. The Corporation’s original Articles of Incorporation (Charter 315500) were filed with the Department of State of the State of Florida on April 5, 1967. Pursuant to the provisions of Section 607.1006, Florida Statutes, the Corporation adopts the following Articles of Amendment to its Fourth Restated Articles of Incorporation:

FIRST:	Article IV of the Corporation’s Fourth Restated Articles of Incorporation is hereby deleted in its entirety.

SECOND:	Article VII of the Corporation’s Fourth Restated Articles of Incorporation is hereby deleted in its entirety.

THIRD:	The remaining Articles of the Fourth Restated Articles of Incorporation shall be renumbered accordingly. Except as set forth herein, the Fourth Restated Articles of Incorporation of the Corporation shall remain the same.

FOURTH:	The foregoing amendment was approved by the directors of the Corporation on March 17, 2016 and by the shareholders of the Corporation on June 9, 2016. The number of votes cast for the amendment was sufficient for approval. There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by a duly authorized officer of the Corporation on June     , 2016.

PERRY ELLIS INTERNATIONAL, INC.

Name:
Title:

B-1

APPENDIX C

ARTICLE VI

* * * *

B. TERM OF OFFICE. The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be determined by the Board of Directors and shall consist of as nearly equal a number of directors as practicable. The term of the Class I directors initially shall expire at the first annual meeting of shareholders ensuing after the 1998 Annual Meeting of Shareholders; the term of Class II directors initially shall expire at the second Annual Meeting of Shareholders ensuing after the 1998 Annual Meeting of Shareholders; and the term of Class III directors initially shall expire at the third Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Shareholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each Annual Meeting of Shareholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified; provided, however, that at each annual election of directors commencing at the 2017 Annual Meeting of Shareholders, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of one year. Commencing with the 2019 Annual Meeting of Shareholders, the division of the Board of Directors into three classes shall terminate and all directors shall be of one class elected annually.

C-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
PERRY ELLIS INTERNATIONAL, INC.
2016 Annual Meeting of Shareholders
June 9, 2016
This Proxy Is Solicited on Behalf of the Board of Directors
Please Be Sure to Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided
FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED
PROXY
Please mark your votes like this X
The Board of Directors recommends you vote FOR ALL director nominees listed in Proposal 1 and FOR Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6.
1. Election of Directors of the Company to serve until the 2019 Annual Meeting of Shareholders. 4. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017. FOR AGAINST ABSTAIN
FOR ALL WITHHOLD ALL FOR ALL EXCEPT
Nominees:
01) George Feldenkreis
02) Jane E. DeFlorio
03) Joe Arriola
5. Vote upon the amendments to Articles IV and Article VII of the Company’s Fourth Restated Articles of Incorporation regarding advance notice of nominations and proposals. FOR AGAINST ABSTAIN
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
6. Vote upon the amendment to Article VI of the Company’s Fourth Restated Articles of Incorporation to eliminate the classification of the Board of Directors. FOR AGAINST ABSTAIN
2 . Advisory resolution to approve the compensation of the Company’s named executive officers for the fiscal year ended January 30, 2016 as disclosed in the Company’s Annual Meeting Proxy Statement. FOR AGAINST ABSTAIN COMPANY ID:
PROXY NUMBER:
FOR AGAINST ABSTAIN
3. Approval of the Company’s 2016 Management Incentive Compensation Plan.
ACCOUNT NUMBER:
Signature Signature Date , 2016.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 9, 2016
This proxy statement and our annual report to shareholders on Form 10-K are available at: http://www.cstproxy.com/perryellis/2016
FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED
PROXY
PERRY ELLIS INTERNATIONAL, INC.
2016 Annual Meeting of Shareholders
June 9, 2016
This Proxy Is Solicited on Behalf of the Board of Directors
By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or internet, and appoint George Feldenkreis and Oscar Feldenkreis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Perry Ellis International, Inc., a Florida corporation (the “Company”), that you are entitled to vote, as of the April 28, 2016 record date, at the 2016 Annual Meeting of Shareholders to be held on June 9, 2016, at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172, and any adjournment, postponement, continuation or rescheduling thereof.
In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2016 Annual Meeting subject to the conditions described in the Company’s Annual Meeting proxy statement. Subject to the conditions set forth in the proxy statement, if any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.
This proxy, when properly executed, will be voted in the manner directed herein. Where no direction is given, the shares represented by this proxy will be voted in accordance with the Board of Directors’ recommendations. Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5 and “FOR” Proposal 6.
(Continued, and to be marked, dated and signed, on the other side)